PROXY STATEMENT/PROSPECTUS

TRANSAKT LTD.
No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township
Taipei County 222, Taiwan(R.O.C.)

TO THE SHAREHOLDERS OF TRANSAKT LTD.

We have called a special and annual meeting of our shareholders to be held at the offices of the company’s legal counsel located at Suite 1210, 777 Hornby Street, Vancouver, British Columbia, Canada, V6Z 1S4, on November 17, 2010 at 10:00 a.m. (Vancouver time). At the meeting, our shareholders of record on the record date, determined by our board of directors to be the close of business on October 15, 2010, will be asked:

(1)

To consider, and, if thought fit, to approve a special resolution by shareholders holding at least two-thirds of the shares of our common stock entitled to be voted at the meeting, to carry out a continuance of our company, TransAKT Alberta, from the jurisdiction of the Province of Alberta, to the State of Nevada;

(2)	To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof;

(3)	To elect James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang to serve as our directors; and

(4)	To approve our financial statements for the year ended December 31, 2010.

Further information about the continuation and the meeting is contained in the accompanying proxy statement-prospectus. We encourage you to read the proxy statement-prospectus in its entirety.

SEE “RISK FACTORS” BEGINNING ON PAGE 18 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER AS A SHAREHOLDER OF OUR COMPANY IN REGARDS TO THE CONTINUATION AND THE MEETING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

TAKE NOTICE THAT PURSUANT TO THE BUSINESS CORPORATIONS ACT (ALBERTA) (THE "ABCA"), YOU MAY PRIOR TO THE MEETING AT WHICH THE SPECIAL RESOLUTION FOR CONTINUATION OF OUR COMPANY FROM THE PROVINCE OF ALBERTA TO THE STATE OF NEVADA PURSUANT TO SECTION 189 OF THE ABCA IS TO BE PASSED, GIVE TO OUR COMPANY A NOTICE OF DISSENT BY REGISTERED MAIL ADDRESSED TO OUR COMPANY AT OUR OFFICE LOCATED AT No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township Taipei County 222, Taiwan (R.O.C.), ATTENTION: PRESIDENT, WITH RESPECT TO THE SAID SPECIAL RESOLUTION FOR CONTINUATION. AS A RESULT OF GIVING A NOTICE OF DISSENT, YOU MAY, ON RECEIVING FROM OUR COMPANY A NOTICE OF INTENTION TO ACT UNDER SECTION 191 OF THE ABCA, REQUIRE OUR COMPANY TO PURCHASE ALL YOUR SHARES IN RESPECT OF WHICH THE NOTICE OF DISSENT WAS GIVEN. IF WE DO NOT PROCEED WITH THE PROPOSED CONTINUATION, WE WILL NOT BE OBLIGED TO PURCHASE ANY SHARES IN RESPECT OF WHICH A NOTICE OF DISSENT HAS BEEN GIVEN. DISSENTING SHAREHOLDERS SHOULD NOTE THAT THE EXERCISE OF DISSENT RIGHTS CAN BE A COMPLEX, TIME-SENSITIVE AND EXPENSIVE PROCEDURE AND MAY RESULT IN OUR COMPANY ABANDONING THE CONTINUANCE. DISSENTING SHAREHOLDERS SHOULD CONSULT THEIR LEGAL ADVISORS WITH RESPECT TO THE LEGAL RIGHTS AVAILABLE TO THEM IN RELATION TO THE PROPOSED CONTINUATION.

Dated September 22, 2010.

TRANSAKT LTD.
No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township
Taipei County 222, Taiwan(R.O.C.)

NOTICE OF SPECIAL AND ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 17, 2010 AT 10:00 A.M.

TO THE SHAREHOLDERS OF TRANSAKT LTD.:

NOTICE IS HEREBY GIVEN that a special and annual meeting of the shareholders of our company will be held at the offices of the company’s legal counsel located at Suite 1210, 777 Hornby Street, Vancouver, British Columbia, Canada, V6Z 1S4, on November 17, 2010 at 10:00 a.m. (Vancouver time). At the meeting, our shareholders of record on the record date, determined by our board of directors to be the close of business on October 15, 2010, will be asked:

At the meeting, our shareholders of record on the record date will be asked to vote on the following matters:

(1)

To consider and approve the following special resolutions, if approved by two-thirds (2/3s) or more of the holders of the issued shares present and entitled to vote on the issue at the meeting of the company (the “Continuation Special Resolutions”), authorizes TransAKT to complete the Continuation of TransAKT out of Alberta and the Continuation of TransAKT into Nevada (the “Continuation”):

“BE IT RESOLVED THAT:

(a) the Plan of Conversion providing for the Continuation of the Company out of the Province of Alberta and into the State of Nevada under the Nevada Revised Statutes is hereby approved;

(b)

the Company be and hereby is authorized to file articles of conversion and other related documents with the Corporate Registrar of Alberta and the Nevada Secretary of State as required to give effect to the proposed transfer of the Company out of Alberta and to Nevada for approval of the proposed continuation of the Company into Nevada continuing the Nevada as if it had been incorporated under the Nevada Revised Statutes;

(c)

the Company approve and, upon the Continuation, adopt the articles of conversion in the form approved by the directors of the Company, the articles of conversion to come into effect when the Secretary of State of Nevada issues a stamped copy of the articles of conversion continuing the Company as if it had been incorporated under the Nevada Revised Statutes;

(d)

the Company approve and, upon the Continuation, adopt the bylaws (the “Nevada Bylaws”) in the form approved by the directors of the Company, the Nevada Bylaws to come into effect when the Secretary of State of Nevada issues a stamped copy of the articles of conversion continuing the Company as if it had been incorporated under the Nevada Revised Statutes;

(e)

the directors of the Company be hereby authorized, in their discretion, to abandon or amend the application for Continuation of the Company under the Nevada Revised Statutes without further approval of the shareholders; and

(f)

the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these special resolutions.”

(2)	To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof;

(3)	To elect James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang to serve as our directors; and

(4)	Approval of our financial statements for the year ended December 31, 2010.

Our board of directors recommends that you vote “for” the above proposals and nominees:

The accompanying proxy statement/prospectus forms a part of this notice and describes the terms and conditions of the continuance.

Our board of directors has fixed the record date of October 15, 2010 to determine the shareholders of our company who are entitled to receive notice of and to vote at, the meeting or any adjournment or postponement of the meeting. At the meeting, each holder of record of shares of our common stock, with no par value, on the record date will be entitled to one vote per share of common stock held on each matter properly brought before the meeting.

Your attention is directed to the accompanying proxy statement/prospectus which summarizes the items to be voted upon. Shareholders who do not expect to attend the meeting in person and who are entitled to vote are requested to date, sign and return the enclosed proxy as promptly as possible in the enclosed envelope.

THE VOTE OF EACH SHAREHOLDER IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY ATTENDING THE MEETING OR BY COMPLETING AND RETURNING THE PROXY CARD SENT TO YOU. PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE A PROXY ISSUED IN YOUR NAME.

TAKE NOTICE THAT PURSUANT TO THE BUSINESS CORPORATIONS ACT (ALBERTA) (THE "ABCA"), YOU MAY PRIOR TO THE MEETING AT WHICH THE SPECIAL RESOLUTION FOR CONTINUATION OF OUR COMPANY FROM THE PROVINCE OF ALBERTA TO THE STATE OF NEVADA PURSUANT TO SECTION 189 OF THE ABCA IS TO BE PASSED, GIVE TO OUR COMPANY A NOTICE OF DISSENT BY REGISTERED MAIL ADDRESSED TO OUR COMPANY AT OUR OFFICE LOCATED AT SUITE 260, 1414 –8TH STREET S.W., CALGARY, ALBERTA CANADA T2R 1J61, ATTENTION: PRESIDENT, WITH RESPECT TO THE SAID SPECIAL RESOLUTION FOR CONTINUATION. AS A RESULT OF GIVING A NOTICE OF DISSENT, YOU MAY, ON RECEIVING FROM OUR COMPANY A NOTICE OF INTENTION TO ACT UNDER SECTION 191 OF THE ABCA, REQUIRE OUR COMPANY TO PURCHASE ALL YOUR SHARES IN RESPECT OF WHICH THE NOTICE OF DISSENT WAS GIVEN. IF WE DO NOT PROCEED WITH THE PROPOSED CONTINUATION, WE WILL NOT BE OBLIGED TO PURCHASE ANY SHARES IN RESPECT OF WHICH A NOTICE OF DISSENT HAS BEEN GIVEN. DISSENTING SHAREHOLDERS SHOULD NOTE THAT THE EXERCISE OF DISSENT RIGHTS CAN BE A COMPLEX, TIME-SENSITIVE AND EXPENSIVE PROCEDURE AND MAY RESULT IN OUR COMPANY ABANDONING THE CONTINUANCE. DISSENTING SHAREHOLDERS SHOULD CONSULT THEIR LEGAL ADVISORS WITH RESPECT TO THE LEGAL RIGHTS AVAILABLE TO THEM IN RELATION TO THE PROPOSED CONTINUATION.

BY ORDER OF THE BOARD OF DIRECTORS

By:

/s/ James Wu
James Wu
President, Chief Executive Officer and Director

Taipei, Taiwan

Dated: September 22, 2010

TABLE OF CONTENTS

Item	Page
SUMMARY	-11-
SUMMARY FINANCIAL INFORMATION	-17-
RISK FACTORS	-18-
CONTINUATION PROPOSAL	-22-
VOTING AND PROXY INFORMATION	-25-
DISSENTERS’ RIGHTS	-27-
MATERIAL CANADIAN INCOME TAX CONSEQUENCES	-35-
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES	-38-
COMPARATIVE RIGHTS OF STOCKHOLDERS	-27-
ACCOUNTING TREATMENT	-41-
APPLICATION OF SECURITIES LAWS	-42-
DESCRIPTION OF BUSINESS	-49-
DESCRIPTION OF PROPERTIES	-54-
LEGAL PROCEEDINGS	-49-
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	-49-
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	-60-
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	-61-
EXECUTIVE COMPENSATION	-68-
RELATED PARTY TRANSACTIONS	-69-
SECURITY OWNERSHIP	-69-
DESCRIPTION OF CAPITAL STOCK	-70-
STOCKHOLDER PROPOSALS	-71-
EXPERTS	-71-
LEGAL MATTERS	-71-
AVAILABLE INFORMATION	-71-
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	-72-
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND	-72-
FINANCIAL STATEMENTS.	-73-
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS	-74-
ITEM 21. EXHIBITS	-74-
ITEM 22. UNDERTAKINGS	-74-
SIGNATURES	-76-

QUESTIONS AND ANSWERS

When and where will the special and annual meeting be held?

The special and annual meeting of the shareholders of our company will be held at the offices of the company’s legal counsel located at Suite 1210, 777 Hornby Street, Vancouver, British Columbia, Canada, V6Z 1S4, on November 17, 2010 at 10:00 a.m. (Vancouver time).

What is the transaction I am being asked to vote on at the special and annual meeting?

You are being asked to vote on a proposal, which we refer to as the continuation proposal, to approve the continuation and plan of conversion for the purpose of reorganizing our company to change its place of incorporation from Alberta to Nevada. The board of directors recommends that you vote “FOR” this proposal.

Why are we proposing this continuation?

The continuation is being proposed in order to reorganize the company as a Nevada corporation. We believe that the Continuation to Nevada will more accurately reflect our operations, which have always been based in the United States. We have virtually no business connection to Canada. By comparison, the OTC Bulletin Board, where our shares of common stock are quoted for trading, is located in the U.S. As we are an S.E.C. issuer, as well a reporting issuer in the Provinces of Alberta and British Columbia, we currently have to prepare our financial statements to meet the accounting standards of both countries. This dual-reporting of financial statements represents a significant added expense for our company. If we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of N.I. 71-102.

Additionally, the Continuation will eliminate cross-border financing issues and concerns of United States institutional lenders, thereby providing our company greater access to needed financing to meet our growing business requirements.

Please read “The Continuation — Reasons for the Change in Domicile” beginning on page 22.

Will the continuation dilute my ownership interest?

No. The continuation will not dilute your ownership interest. Immediately after the continuation is consummated you will own the same percentage of TranskAKT Nevada common stock as you own of TranskAKT Alberta common stock immediately prior to the completion of the continuation.

When do we expect to complete the continuation?

We intend to complete the continuation promptly after the stockholders of our company approve the articles of conversion and the plan of conversion at the special and annual meeting, although the board of directors may delay completion of the continuation for some period of time after stockholder approval pending receipt of third party consents or for other business reasons.

Why was Nevada selected as the place of incorporation of our company?

The State of Nevada has adopted comprehensive, modern and flexible corporate laws which are updated and revised periodically to meet changing business needs.

Will the continuation affect current operations? What about the future?

The continuation will have no immediate major impact on how we conduct day-to-day operations. The location of future operations will generally depend on the needs of our business, independent of our place of incorporation. However, we are hopeful that the change in domicile from Alberta to Nevada will more appropriately reflect our shift in strategic focus to include the United States as a principal market will, as previously discussed: (i) improve our access to capital markets, increase funding and strategic flexibility and reduce the cost of capital, (ii) improve our access to U.S. government and private sector contracts, and (iii) better focus management efforts on each U.S. and international operation and better attract and retain key employees.

What vote is required to approve the continuation proposal?

In order for us to effect the continuation, we need the affirmative vote of at least two-thirds, or 66.7%, of the shares present in person or represented by proxy at the meeting and entitled to vote thereat. Therefore, if you abstain or otherwise do not vote on the continuation proposal, it will have the effect of a vote “against” the proposal. Please read “Voting and Proxy Information — Vote Required for Approval” on page 25.

Will I be able to trade my shares during the time it takes to complete the continuation?

Yes.

What will happen to my existing shares of common stock of TransAKT Alberta upon the completion of the continuation? Do I have to exchange my stock certificates?

Yes. Promptly after the effective time of the continuation, we shall mail to each record holder of certificates that immediately prior to the effective time of the continuation represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing our common stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of our company, the Nevada company, and the stock certificate representing shares in the Alberta company shall be cancelled. Until so surrendered and exchanged, each certificate of our common stock shall represent solely the right to receive shares in the new company.

Who is entitled to vote at the special and annual meeting?

All holders of record of our common stock as of the close of business on October 15, 2010, the record date, are entitled to vote, or to grant proxies to vote, at the special and annual meeting. On the record date, there were 102,645,120 shares of our common stock issued and outstanding. Each share of our common stock is entitled to cast one vote.

Who is soliciting these proxies?

Your vote and proxy is being solicited by our board of directors for use at the special and annual meeting. We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement/prospectus, the proxy and any additional information furnished to our company’s shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, depositories, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners of our common stock. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We do not presently intend to employ any other party to assist in the solicitation process.

How do I vote if my shares are registered in my name?

By completing, signing and returning your proxy card in the enclosed postage-prepaid envelope, you will authorize the persons named on the proxy card to vote your shares according to your instructions. Please vote as soon as possible even if you currently plan to attend the meeting in person, so that your shares may be represented and voted at the special and annual meeting.

How do I vote if my broker holds my shares in “street name”?

You should follow the voting instructions provided by your securities broker.

If my broker holds my shares in “street name,” will my broker vote my shares for me on the continuation proposal?

If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them for or against the continuation. You should complete and return the enclosed form of proxy or be sure to provide your broker with instructions on how to vote your shares.

What do I do if I want to change my vote?

Any stockholder giving a proxy has the power to revoke the proxy at any time before the proxy is voted. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the stockholder or by his attorney authorized in writing, or, if the stockholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the offices of our transfer agent, Olympia Trust Company, 2300, 125 - 9th Avenue SE, Calgary, Alberta T2G 0P6, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chairman of the special and annual meeting on the day of the special and annual meeting. Attendance at the special and annual meeting will not in and of itself constitute revocation of a proxy.

What do I do if I receive multiple proxy cards?

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

How will my shares be voted if I do not indicate how I wish to vote?

If you sign the proxy card but do not indicate how you wish to vote on the continuation proposal, the persons named on the proxy card will vote FOR the approval of the continuation.

What will constitute a quorum at the special and annual meeting?

The presence, in person or by proxy, of the holders of five (5%) percent of our shares entitled to vote at the special and annual meeting.

SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ THE MORE DETAILED INFORMATION SET FORTH IN THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER YOU. WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY. IN THIS DOCUMENT THE SYMBOL “CDN$” REFERS TO CANADIAN DOLLARS AND THE SYMBOL “$” REFERS TO UNITED STATES DOLLARS. IN THIS DOCUMENT REFERENCES TO “THE COMPANY”, “OUR COMPANY”, “TRANSAKT”, “WE” AND “OUR” REFER TO TRANSAKT LTD.

Note Regarding Forward-Looking Statements

This proxy statement-prospectus includes or is based upon estimates, projections or other “forward-looking statements”. Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. Such forward-looking statements are based on the beliefs of our company. When used in this proxy statement-prospectus, the words “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to us, are intended to identify forward-looking statements. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current information and judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other “forward-looking statements” involve various risks and uncertainties as outlined in this proxy statement-prospectus commencing on page 18 under “Risk Factors”. We caution the reader that important factors in some cases have affected and in the future could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other “forward-looking statements”.

TransAKT Ltd.

We are a publicly traded telecommunications equipment manufacturer and distributor headquartered in Calgary, Alberta, Canada with operations in Taipei, Taiwan.

We are currently traded on the Over the Counter Bulletin Board Exchange (OTCBB) under the symbol TAKDF.

We were incorporated in the Province of British Columbia on December 10, 1996 as Green Point Resources Inc. On October 18, 2000, we changed our name to Wildcard Wireless Solutions Inc. On June 30, 2001, we filed Articles of Continuance in the Province of Alberta and became an Alberta corporation. On that same day, we conducted an amalgamation with Wildcard Communications Canada Inc., an Alberta corporation, our wholly-owned subsidiary, wherein Wildcard Communications Canada was merged into Wildcard Wireless Solutions Inc. On June 20, 2003, we changed our name to TransAKT Corp. We changed our name from TransAKT Corp. to TransAKT Ltd. on July 12, 2006.

Our executive office is located at Suite 260, 1414 – 8th Street S.W., Calgary, Alberta, T2R 1J6 (403) 290-1744.

The Special and annual meeting

Matters to be voted on

Our stockholders will be asked to approve the Plan of Conversion and the Continuation by way of special resolution. The complete text of the proposed Continuation special resolutions to be considered at our special and annual meeting is attached to this proxy statement/prospectus as Appendix A (the “Continuation Special Resolutions”). The Continuation will have the effect of changing our domicile from the Province of Alberta to the State of Nevada. The Plan of Conversion is referred to in the Continuation Special Resolutions and is attached hereto as Appendix B. The forms of the Articles of Conversion and Bylaws to be adopted by the TransAKT Nevada are attached hereto respectively as Appendix C and Appendix D.

Vote needed to approve the Continuation

Approval of the Continuation requires the affirmative vote of at least two-thirds, or 66.7%, of the shares present in person or represented by proxy at the meeting and entitled to vote thereat. The directors and executive officers of TransAKT together directly own approximately 10.8% of the total number of outstanding shares of TransAKT common stock. These stockholders have indicated that they intend to vote all their shares for the approval of the Continuation.

The Continuation

We are currently incorporated under the corporate laws of Alberta, Canada. We are proposing to change our jurisdiction of incorporation from Alberta, Canada to Nevada under the Nevada Revised Statutes (the “NRS”) through a process known as a continuation under the Alberta Business Corporations Act (the “ABCA”), and known as a conversion under Nevada corporate law (the “Continuation” or the “Continuance”). A conversion or a continuation is a process by which a corporation which is not incorporated under the laws of Nevada may change its jurisdiction of incorporation to Nevada. Under the NRS, if the laws of its home jurisdiction allow for it, a company may be “continued” as a Nevada corporation by filing Articles of Conversion with the Secretary of State of Nevada. We refer to this process in this proxy statement/prospectus as the Continuation. In order to give effect to the Continuation, our board of directors has adopted a plan of conversion under Chapter 92A of the Nevada Revised Statutes (the “Plan of Conversion”) and has recommended that shareholders approve and adopt this Plan of Conversion. After the completion of the Continuation, we will be a Nevada corporation governed by the NRS. We will continue to conduct the business in which we are currently engaged. The Continuation will not result in any material effect on our operations. The business and operations of our company following the Continuation will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of Alberta but will be subject to the NRS. The Nevada corporation will be liable for all the debts and obligations of the Alberta corporation, and the officers and directors of the corporation will be the officers and directors of our company. The differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions are discussed in greater detail under “Comparative Rights of Stockholders” on page 27 of this proxy statement/prospectus.

To effect the Continuance of a corporation out of the Province of Alberta a corporation must first make application to the Alberta Corporate Registrar, who must be satisfied that the proposed continuance into another jurisdiction will not adversely affect creditors or shareholders of the corporation.

Reference in this proxy statement/prospectus to “TransAKT” or “TransAKT Alberta” are to TransAKT Ltd., an Alberta corporation, as we are currently incorporated. References to “TransAKT Nevada” are to TransAKT Ltd., a Nevada corporation, as we would be continued/converted under the NRS if the Continuation is approved by our shareholders.

Our board of directors recommends that you vote FOR the Continuation.

Reasons for the Continuation

We believe that the Continuation to Nevada will more accurately reflect our operations, which have always been based in the United States. We have virtually no business connection to Canada. By comparison, the OTCBB where our shares of common stock are quoted for trading is located in the U.S. As we are an S.E.C. issuer, as well as being a reporting issuer in the Provinces of Alberta and British Columbia, we currently have to prepare our financial statements to meet the accounting standards of both countries. This dual-reporting of financial statements represents a significant added expense for our company. If we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of N.I. 71-102.

Additionally, the Continuation will eliminate cross-border financing issues and concerns of United States institutional lenders, thereby providing our company greater access to needed financing to meet our growing business requirements.

For a discussion of the risk factors associated with the Continuation, please read the discussion under “Risk Factors” beginning on page 18.

Factors You Should Consider

The Continuation will not have any effect on your relative equity or voting interests in our business. You will continue to hold exactly the same number and type of shares as you currently hold. The Continuation will, however, result in changes to your rights and obligations under applicable corporate and/or company laws. In addition, the Continuance may have tax consequences for you.

Risk Factors Related to the Proposals

Factors such as possible adverse tax consequences following the Continuance may affect your interest in owning shares of our common stock. In evaluating the merits of the proposals, you should carefully consider the risk factors included in this proxy statement-prospectus beginning on page 18.

How the Continuance Will Affect Your Rights as a Shareholder

You will continue to hold the same shares you now hold following the Continuation of our company to Nevada. However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under the Alberta Business Corporations Act (the “ABCA”). Examples of some of the changes in stockholder rights which will result from Continuation are:

  Under Nevada law, unless otherwise provided in the charter, stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under the ABCA, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.
  Under Nevada law, a charter amendment requires approval by vote of the holders of a majority of the outstanding stock. Under the ABCA, an amendment to a corporation’s charter requires approval by two- thirds majority of the stockholders present and entitled to vote at a meeting of stockholders.
  Dissenter’s rights are available to stockholders under more circumstances under the ABCA than under Nevada law.
  A director’s liability may not be limited under the ABCA as it may under Nevada law.

Price Volatility

We cannot predict what effect the Continuation will have on our market price prevailing from time to time or the liquidity of our shares.

Accounting Treatment of the Continuance

For United States and Canadian accounting purposes, the Continuation of our company from an Alberta corporation to a Nevada corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of TransAKT Nevada based on existing carrying values at the date of the exchange. The historical comparative figures of TransAKT will be those of TransAKT as an Alberta company.

Material tax consequences for stockholders

The following is a brief summary of the material tax consequences the Continuation will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages 38 and 35, respectively, of this proxy statement/prospectus.

United States federal tax consequences

The continuance should qualify as a tax-deferred reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders (as defined below) generally should not recognize gain or loss on the continuance of our company from Canada to the United States. However, under some circumstances Section 367(b) of the Internal Revenue Code may impose an inclusion of “earnings and profits” of the company as a deemed dividend or otherwise require a recognition of gain for certain U.S. shareholders. For a more complete discussion of the United States federal income tax consequences of the continuance, and a disclosure of the assumptions upon which this summary is based, please see “Material United States Federal Tax Consequences” on page 35.

THE TAX SUMMARIES IN THIS PROXY STATEMENT/PROSPECTUS PROVIDE GENERAL INFORMATION ONLY. THEY ARE NOT MEANT TO PROVIDE ANY OF THE SHAREHOLDERS OF OUR COMPANY WITH LEGAL OR TAX ADVICE, AND SHOULD NOT BE INTERPRETED IN THAT MANNER. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS REGARDING THE UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN THEIR PARTICULAR CIRCUMSTANCES.

Canadian tax consequences

On completion of the continuance, our company will become resident in the United States. Our company will be deemed to have disposed of all property owned by it immediately before the continuance at a price equal to the fair market value of the property. The deemed disposition may cause net taxable capital gains and income to arise for which our company will incur Canadian tax liability. Upon the continuance, our company will also be subject to a corporate emigration tax of 5% on the amount by which the fair market value of all of our company's property exceeds the aggregate of its liabilities and the amount of paid-up capital on all of its issued and outstanding shares.

Despite the foregoing, as at the date of this proxy statement/prospectus, our company's management believes that no Canadian federal taxes should be payable by our company as a result of the continuance. However, there can be no assurance that the Canada Revenue Agency ("CRA") will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our company's calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance.

The continuance of our company to Nevada will not cause the shareholders of our company to be considered to have disposed of their shares. Accordingly, the shareholders will not realize any capital gains or capital losses as a result of the continuance.

Following the continuance, individual taxpayers resident in Canada will no longer be eligible for the dividend tax credit on any dividends they receive from our company.

United States-resident shareholders of our company will not generally be subject to Canadian tax by reason only of the continuance.

For a more complete discussion of the Canadian federal income tax consequences of the continuance, and a disclosure of the assumptions upon which this summary is based, please see “Material Canadian Income Tax Consequences” on page 35.

Reporting Obligations under Securities Laws

Currently, we are a reporting issuer in the Provinces of Alberta and British Columbia and are required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

We are also a foreign private issuer in the United States and are required to file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC. Our consolidated financial statements included on our Form 20-F Annual Report are prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

Upon completion of the Continuation, we will be required to continue preparing our consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) in the United States. We expect to file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q.

Additionally, if we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" pursuant to the definition adopted by Canadian securities legislation and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of National Instrument 71-102.

Regulatory approvals

We will have to comply with Nevada and Alberta regulatory requirements in order to complete the Continuation to Nevada. Our board of directors has approved the Plan of Conversion under Chapter 92A of the Nevada Revised Statutes pursuant to which we will be converted into a corporation under the Nevada Revised Statutes. Our board of directors recommends the adoption of the Plan of Conversion by the shareholders of our company for the reasons set forth herein.

In Alberta, we will have to:

  receive approval of the Plan of Conversion from a majority of the shares entitled to be voted;
  file articles of conversion with the Alberta Corporate Registrar setting out, among other things, the Plan of Conversion and related documents;
  pay a filing fee the Alberta Corporate Registrar.

Under Nevada law, we will have to:

  receive approval of the Plan of Conversion from a majority of the shares entitled to be voted;
  file articles of conversion with the Nevada Secretary of State setting out, among other things, the Plan of Conversion;
  pay a filing fee to the Nevada Secretary of State.

Upon completion of the Continuance, our charter documents will be comprised of the Articles of Conversion and the Bylaws, in the forms attached hereto as Appendix C and Appendix D, respectively.

Decrease to Authorized Capital

The Articles of Conversion of TransAKT Nevada, attached hereto as Appendix C, will provide that the authorized capital of the TransAKT Nevada will be 300,000,000 shares of common stock, par value $0.001 per share and 200,000,000 shares of preferred stock, par value $0.001 per share.

Our articles of incorporation presently provide that our authorized capital is an unlimited number of shares of common stock, with no par value and an unlimited number of shares of preferred stock, with no par value.

Dissenters’ Rights

Our shareholders have dissent rights under Section 191 of the Alberta Business Corporation Act in regards to the continuance. A shareholder who exercises their dissent rights can require us to purchase their shares for cash at fair market value. To exercise dissent rights, our shareholders must be shareholders of record as of the record date, give written notice to us that they are exercising their dissent rights before the vote on the resolution from which they dissent and not vote their shares in favor of the proposals. A shareholder who does not satisfy these requirements is not entitled to receive payment for their shares.

Please refer to “Dissenters’ Rights” on page 27 for a more comprehensive discussion regarding your dissent rights under the ABCA. The full text of Section 191 of the Alberta Business Corporation Act is included as Appendix E to this proxy statement-prospectus.

DISSENT RIGHTS ARE SUBJECT TO A NUMBER OF TECHNICAL LEGAL REQUIREMENTS. SHAREHOLDERS WHO DO NOT COMPLY STRICTLY WITH THOSE LEGAL REQUIREMENTS COULD LOSE THEIR RIGHTS. SHAREHOLDERS WHO WISH TO EXERCISE THEIR DISSENT RIGHTS SHOULD SEEK QUALIFIED INDEPENDENT LEGAL ADVICE.

Our recommendations to stockholders

Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, the Board of Directors has approved the Plan of Conversion, the Continuation and recommends that stockholders of our company vote FOR approval of Plan of Conversion and the Continuance.

SUMMARY FINANCIAL INFORMATION

The following summary financial information includes balance sheet and statement of operations data from our unaudited financial statements for the period ended June 30, 2010 and from our audited financial statements for the year ended December 31, 2009. Our financial statements are stated in United States dollars (“USD”) and are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).The information contained in this table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 54 as well as the financial statements and accompanying notes included herein.

	For the six months ended June 30, 2010 ($)	For the six months ended June 30, 2009 ($)	For the year ended December 31, 2009 ($)	For the year ended December 31, 2008 ($)
Operating Revenues	6,222,107	5,657,303	10,623,736	9,546,132
Income (loss) from Operations	(44,843)	(143,452)	186,069	(206,483)
Net Income (loss)	29,563	(210,944)	(249,643)	(420,776)
Net Loss per share (basic and diluted)	(0.00)	(0.00)	(0.00)	(0.00)
Dividends per share	-	-	-	-
Weighted Ave Shares Outstanding	102,645,120	102,645,120	102,645,120	102,645,120

	As at June 30, 2010 ($)	As at December 31, 2009 ($)	As at December 31, 2008 ($)
Working Capital	1,329,104	1,164,286	1,493,102
Long Terms Debt	-	-	-
Shareholders’ Equity	1,338,150	1,220,848	1,531,931
Capital Stock	3,260,018	3,260,018	3,260,018
Total Assets	6,857,405	4,980,879	6,161,158

This proxy statement-prospectus contains financial statements that were prepared in USD with conversions of certain amounts of Taiwan dollars (“TWD”) converted into USD based upon the exchange rate in effect at the end of the calendar year to which the amount relates, or the exchange rate on the date specified. These translations should not be construed as representations that the TWD amounts actually represent such USD amounts or that TWD could be converted into USD at the rate indicated.

RISK FACTORS

The common shares of our company are considered speculative. Prospective investors should carefully consider the risk factors set out below.

Risks Relating to the Continuance

Upon the consummation of the continuance, our company will become a Nevada corporation and because the rights of shareholders under Nevada law differ from those under Alberta law, you may have fewer protections as a shareholder.

Following the consummation of the continuance, our company’s affairs will be governed by our Articles of Conversion and be subject at all times to the Nevada Revised Statutes. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibility of directors are governed by the Nevada Revised Statutes and common law principles derived from cases in Nevada. The rights of shareholders and the fiduciary responsibilities of directors under Nevada law differ somewhat from those under Alberta law.

Upon the consummation of the continuance, our company may be subject to Canadian income tax liabilities which may adversely affect our company’s working capital.

Upon the continuance, our company will be deemed to have disposed of all of its property at its fair market value, which may cause net taxable capital gains and income for which our company may incur Canadian tax liability.

The anticipated benefits of our reorganization may not be realized.

We will incur additional direct costs and expenses related to the continuation, including attorneys’ fees, accountants’ fees, financial printing expenses and filing fees. While we believe that the continuation will result in operational, administrative and other benefits that significantly outweigh the related costs and expenses, we cannot assure you that those benefits will be realized.

Risks Relating to Our Company

We Have a History of Operating Losses Which May Affect Our Ability to Continue Operations.

We sustained operating losses for each of the fiscal years ended December 31, 2009 and 2008 of respectively ($249,643) and ($420,776). We also anticipate sustaining a loss from operations for the fiscal year ended December 31, 2010. If we are unable to achieve profitability or to raise sufficient capital to carry out our business plan, we may not be able to continue operations.

We Have a Limited Operating History and Are Still Proving the Viability of Our Products and Business Model, and thus, We May Be Unable to Sustain Operations and You May Lose Your Entire Investment.

Since inception, we have been primarily focused on research and development. In April 2003, our products became commercial and in 2006, our product line was changed significantly. We are still adding to our product line and in the process of proving the viability of our products and business model. If we are unable to prove our business model or the viability of our products, we may not be able to sustain operations and our ability to raise additional funding may be jeopardized.

Our Competition Has Greater Resources Than We Do and Can Respond More Quickly To Changes in the Industry Which Could Adversely Affect Our Ability to Compete.

Communications-based businesses are intensely competitive and involve a high degree of risk. Public acceptance of business transacted by us may never reach the magnitude required to be commercially profitable.

Many of our existing competitors, as well as a number of potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. These factors may allow them to respond more quickly than us to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Internet publishers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services.

Volatility of World Economic Factors May Affect Our Ability to Raise Capital and Product Costs Which May Affect Our Ability to Continue Operations.

Our revenues, profitability and future growth and the carrying value of assets are substantially dependent on prevailing world economic conditions and fluctuations in influencing factors such as exchange rates, rates of inflation, governmental stability and natural disasters. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon these factors. The negative impact of these factors on sales orders originating from an affected country would have an adverse effect on our borrowing capacity, revenues, profitability and cash flows from operations. For example, unfavorable changes in exchange rates can increase the cost of our products and reduce revenues resulting in reduced profitability. In the event that our profitability is reduced and we are unable to maintain our profit margins, it may be difficult to raise capital and reduce our borrowing ability. In addition, as has been recently experienced, general downturns in the technology sector worldwide have made fundraising difficult. Since the marketing of our products will require us to raise capital, this may have an adverse affect on our ability to continue operations and to effectively market our products.

We are Dependent on Key Personnel Who Have Extensive Knowledge With Respect to Our Product and Business and thus, the Loss of One or More of These Individuals May Adversely Affect Our Business.

We are heavily dependent upon the expertise of our management and the loss of one or more of these individuals could have a material adverse effect. We do not maintain key-person insurance policies on any of our executive officers. Since we are a technology based company, our future success also depends on our ability to continue to attract, retain and motivate highly skilled employees in the payments and communications industry. Competition for employees in our industry is intense. We may be unable to retain key employees or attract, assimilate or retain other highly qualified employees in the future. We currently have employment agreements with our key executive officers, engineers and other key employees. These contracts are for five (5) year terms and include non-competition clauses.

If We Are Unable to Respond To the Rapid Technological Change in Our Industry, Our Products Could Become Obsolete and We May Be Unable to Compete, Resulting In the Termination of Our Operations.

The communications industry is characterized by rapid and significant technological change. Many communication applications have a short life cycle. For example, our payment system technologies product lines became obsolete and reached their end-of-life. Furthermore, due to changes in governmental policy, the cellular phones that our products were designed to work with have become obsolete. Going forward, our main products will be in the areas of telecommunications equipment, including VoIP hardware, HTT’s USB Dongle designed for use with Skype, HTT’s SkyDECT, HTT’s EZDECT advanced multi-line cordless telephone systems, etc. We also plan to distribute other name-brand telecommunications equipment in Taiwan, China and other regions throughout Asia. Our future success will depend in large part on our ability to continue to respond to such changes. If we are unable to respond to such changes and/or new or improved competing technology is developed, our technology may be rendered non-competitive. In the event that we are unable to respond to these changes, our ability to raise capital to carry out our business plan may be severely restricted. In addition, our profitability may decrease as any existing inventory may need to be sold at a discount. In this event, our cash flow and liquidity would also be decreased.

Government Regulation Could Adversely Affect Our Ability to Sell Our Products.

Laws and regulations directly applicable to communications, commerce and advertising are becoming more prevalent. In addition, the growth and development of the communications industry may prompt calls for more stringent consumer protection laws, both in Canada and abroad, that may impose additional burdens on companies. Recently, the United States government mandated wireless number portability for all new cell phones allowing consumers to keep their existing phone numbers when changing carriers. The implementation of wireless number portability rendered several phones obsolete. In the event that a phone model that our unit attaches to is rendered obsolete by regulations such as wireless number portability, our sales and inventory values would be adversely affected. In addition, to the extent that regulatory bodies put restrictions on VoIP, our ability to compete with major telecommunication companies would be effected. The result would be decreased profitability which may adversely affect our share price.

Government regulations could potentially slow down our expansion plans. We may be required to have our products approved by several regulatory agencies. This process can be onerous and slow, and could adversely affect our ability to meet our financial projections. Compliance with different standards may require additional capital investments and testing. If we are unable to obtain such financing, our business could be adversely impacted.

We Will Need Additional Funds In Order to Implement Our Intended Projects and There Is No Assurance That Such Funds Will Be Available As, If and When Needed Which May Adversely Affect Our Operations.

Cash flow from operations for the fiscal years ended December 31, 2009 and 2008 were $1,007,964 and ($890,840), respectively. We have been dependent upon the proceeds of equity and non-equity financing to fund operations. No assurances can be given that our actual cash requirements will not exceed our budget or that anticipated revenues will be realized when needed, lines of credit will be available if necessary or that additional capital will be available. We anticipate that over the next twelve (12) months, we will need a minimum of $3,000,000 to sustain operations and market our products effectively.

Failure to obtain such additional funds on terms and conditions that we deem acceptable may materially and adversely affect our ability to effectively market and distribute our products resulting in decreased revenues which may also result in a decreased share price.

Prices for Raw Materials Required for our Products are Volatile. If There is a Significant Increase in Prices of Raw Materials our Ability to Generate Revenue and Achieve Profitability may Suffer.

All raw materials for our products are sourced from China, Taiwan and the United Kingdom. Due to the fact that our products use computer components, the price of these components can be highly volatile and are subject to the risk of obsolescence. In order to control costs and the risk of obsolescence, we contract with a manufacturer at a set price for the building of our product over a number of terminals. Despite these efforts, there can be no assurance that we will be able to keep prices of raw materials at a cost effective level for our operations. If there is a significant increase in raw materials our ability to generate revenue and achieve profitability may suffer.

Risks Relating to Our Stock

The Market Price of Our Common Shares Has Been and Will In All Likelihood Continue To Be Volatile Which May Adversely Affect the Value of Your Investment.

The market price of our common shares has fluctuated over a wide range and it is likely that the price of our common stock will continue to fluctuate in the future. Announcements regarding acquisitions, the status of corporate collaborations, regulatory approvals or other developments by us or our competitors could have a significant impact on the market price of our common shares.

Our shares currently trade on the Over-the-Counter Bulletin Board (“OTCCBB”) with limited trading. If this market is not sustained or we are unable to satisfy any future trading criteria that may be imposed by the Financial Industry Regulatory Authority (“FINRA”), there may not be any liquidity for our shares. We have generated only limited revenue from the sale of our products to date. These factors could have a negative impact on the liquidity of any investment made in our stock.

The Value and Transferability of Our Shares May Be Adversely Impacted By the Penny Stock Rules.

In addition, holders of our common stock in the United States may experience substantial difficulty in selling their securities as a result of the “penny stock rules.” Our common stock is covered by the penny stock rules, a Securities and Exchange Commission (“SEC”) rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer broker-dealers to make a market in our stock.

The Large Number of Shares Eligible for Future Sale by Existing Shareholders May Adversely Affect the Market Price for Our Common Shares.

Future sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares. At September 10, 2010, we had 102,645,120 common shares outstanding. On that date, we had no common shares reserved for issuance under our stock option plan; and no common shares reserved for issuance under the warrants issued pursuant to various private placements.

No prediction can be made as to the effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices of our common stock.

We Have Limited Sales of Products to Date and No Assurance Can Be Given That Our Products Will Be Widely Accepted In the Marketplace Which May Adversely Affect Your Investment.

Our future sales, and therefore, cash flow and income, and our success, are highly dependent on success in marketing our products and consumer acceptance of those products. If our products are not widely accepted or we are unable to market our products effectively, we may face reduced share prices, decreased profitability, and decreased cash flow.

There Is A Limited Public Market for Our Common Shares At This Time In the United States Which May Affect Your Ability to Sell Our Stock.

Our shares currently trade on the OTCCBB with limited trading. If this market is not sustained or we are unable to satisfy any future trading criteria that may be imposed by FINRA, there may not be any liquidity for our shares. We have generated only limited revenue from the sale of our products to date. These factors could have a negative impact on the liquidity of any investment made in our stock.

You Should Not Expect to Receive Dividends.

We have never paid any cash dividends on shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.

THE CONTINUATION

Background to the Continuation proposal

The Board of Directors of our company has determined that it is advisable for our company to continue from Alberta, Canada to Nevada (the “Continuation”). Management has determined that a Continuation will be the most effective means of achieving the desired change of domicile. The Alberta Business Corporations Act (the “ABCA”) allows a corporation that is incorporated under Alberta law to convert into a foreign entity pursuant to a continuation approved by the stockholders of the Alberta corporation.

Under the proposed Continuation, if the stockholders approve the Continuation, then the Plan of Conversion, Articles of Conversion and related documents will be filed with the Alberta Corporate Registrar. The Plan of Conversion and the Articles of Conversion will also be filed with the Nevada Secretary of State. Upon the filing and subsequent receipt of a stamped copy of the Articles of Conversion from the Nevada Secretary of State, our company will be continued as a Nevada corporation and will be governed by the laws of Nevada. The assets and liabilities of the Nevada corporation immediately after the Continuation will be identical to the assets and liabilities of the Alberta company immediately prior to the Continuation. The current officers and directors of the Alberta company will be the officers and directors of the Nevada corporation. The change of domicile will not result in any material change to the business of our company and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our company’s common stock will become one share of the Nevada corporation. The change in domicile will, however, result in changes in the rights and obligations of current TransAKT stockholders under applicable corporate laws. For an explanation of these differences see “Comparative Rights of Stockholders” on page 27 of this proxy statement/prospectus. In addition, the Continuation may have material tax consequences to stockholders which may or may not be adverse to any particular stockholders depending on the stockholder’s particular circumstances. For a more detailed explanation of the tax consequences, see “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages 38 and 35, respectively, of this proxy statement/prospectus.

Pursuant to Section 189 of the ABCA, our board of directors has adopted the Plan of Conversion, which will be voted upon by the shareholders of our company, the effect of which will be to change the domicile of our company from Alberta to Nevada. Such resolution shall be submitted to our stockholders at the special and annual meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock, whether voting or non-voting, at the address of the stockholder as it appears on the records of the corporation, in accordance with Section 134 of the ABCA. At the meeting, the Plan of Conversion shall be considered and a vote taken for its adoption or rejection. If at least two-thirds, or 66.7%, of the shares present in person or represented by proxy at the meeting and entitled to vote thereat vote for the adoption of the Plan of Conversion, we will then file articles of conversion with the Alberta Corporate Registrar and the Secretary of State of Nevada. The current officers and directors of the Alberta company will be the officers and directors of the Nevada company. Upon the filing of the Articles of Conversion and the Plan of Conversion with the Alberta Corporate Registrar and the Nevada Secretary of State in accordance with Section 189 of the ABCA and NRS 92A.205 and payment of all fees prescribed thereto, together with the compliance with all other requirements, the Continuation shall become effective, the Continuation shall become effective in accordance with Section 189 of the ABCA and NRS 92A.240. Upon receipt of the stamped Articles of Conversion and payment of all applicable fees, the Nevada Secretary of State shall issue a stamped and filed copy of the Articles of Conversion and the Alberta Corporate Registrar shall issue a Certificate of Discontinuance, and the Continuance shall be effective on the date shown in the Articles of Conversion.

Reasons for the change in domicile

We believe that the Continuation to Nevada will more accurately reflect our operations, which have always been based in the United States. We have virtually no business connection to Canada. By comparison, the OTCBB where our shares of common stock are quoted for trading is located in the U.S. As we are an S.E.C. issuer, as well as being a reporting issuer in the Provinces of Alberta and British Columbia, we currently have to prepare our financial statements to meet the accounting standards of both countries. This dual-reporting of financial statements represents a significant added expense for our company. If we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of N.I. 71-102.

Additionally, the Continuation will eliminate cross-border financing issues and concerns of United States institutional lenders, thereby providing our company greater access to needed financing to meet our growing business requirements.

Charter Documents following the Continuance

Upon completion of the Continuance, our charter documents will be comprised of the Articles of Conversion and the Bylaws, in the forms attached hereto as Appendix C and D, respectively.

Decrease to Authorized Capital in Connection with Continuance

The Articles of Conversion of TransAKT Nevada, attached hereto as Appendix C, will provide that the authorized capital of the TransAKT Nevada will be 300,000,000 shares of common stock, par value $0.001 per share and 200,000,000 shares of preferred stock, par value $0.001 per share.

Our articles of incorporation presently provide that our authorized capital is an unlimited number of shares of common stock, with no par value and an unlimited number of shares of preferred stock, with no par value.

Financial Statement Reporting

Currently, we are a reporting issuer in the Provinces of Alberta and British Columbia and are required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

We are also a foreign private issuer in the United States and are required to file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC. Our consolidated financial statements included on our Form 20-F Annual Report are prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

Upon completion of the Continuation, we will be required to prepare our consolidated financial statements in accordance with US GAAP in the United States. We expect to file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q.

Additionally, if we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of N.I. 71-102.

Effective time of the Continuation

The Continuation will become effective upon:

1.	adoption of the Plan of Conversion and approval of the Continuation Special Resolutions by the stockholders of our company at the special and annual meeting or any adjournment thereof;

2.	the delivery of articles of conversion, the plan of conversion and related documents to the Alberta Corporate Registrar in accordance with Section 189 of the ABCA;

3.	the delivery of articles of conversion and the plan of conversion to the Nevada Secretary of State in accordance with NRS 92A.205; and

4.	the issuance of the stamped Articles of Conversion by the Secretary of State of Nevada.

We anticipate that the articles of conversion and plan of conversion will be filed promptly after the special and annual meeting of our stockholders.

Conditions to the consummation of the Continuation

Our board of directors has adopted and approved the Continuation. Therefore, the only condition required for our company to adopt the Continuation and become continued into Nevada is that the stockholders must duly approve the Continuation pursuant to the proposed Continuation Special Resolutions. The only material consent, approval or authorization of or filing with any governmental entity required to consummate the Continuation are the approval of the stockholders of our company in accordance with the ABCA, the filing of the articles of conversion, plan of conversion and related documents with the Alberta Corporate Registrar and the Secretary of State of Nevada.

Exchange of share certificates

No exchange of certificates that, prior to the Continuation, represented shares of our common stock is required with respect to the Continuation and the transactions contemplated by it. Promptly after the effective time of the Continuation, we shall mail to each record holder of certificates that immediately prior to the effective time of the Continuation represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing our common stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of our company, the Nevada company, and the stock certificate representing shares in the Alberta company shall be cancelled. Until so surrendered and exchanged, each certificate of our common stock shall represent solely the right to receive shares in the new company.

Warrants and stock options

As of the effective time of the Continuation, all warrants and options to purchase shares of our common stock granted or issued prior to the effective time of the Continuation will remain warrants and options to purchase shares in our company as continued in Nevada.

Shares Being Registered

At the date of this proxy statement-prospectus, there were 102,645,120 shares of our common stock issued and outstanding. This proxy statement-prospectus relates to the 102,645,120 common shares of our company that, upon approval of the special resolution at the meeting and the completion of the necessary procedures under the ABCA and the NRS, will be registered as common shares of our continued company.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUATION DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE PLAN OF CONVERSION AND THE CONTINUATION.

In reaching its decision, the Board of Directors reviewed the fairness to our company and our stockholders of the proposed Continuation and considered, without assigning relative weights to, the following factors:

  the majority of our shareholders are resident outside of Canada;
  the belief that there will be minimal Canadian tax consequences of the proposed Continuation;
  the belief that we will only be required to prepare our consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) in the United States;
  the belief that the proposed Continuation will gain our company access to a larger capital market; and
  the fact that the stockholders have an opportunity to vote on the proposed Continuation.

Without relying on any single factor listed above more than any other factor, but rather based upon their consideration of all such factors taken as a whole, our board of directors have concluded that the Continuation proposal is fair to our company and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED CONTINUATION SPECIAL RESOLUTIONS CONTAINED IN THIS PROXY/PROSPECTUS.

VOTING AND PROXY INFORMATION

Special and annual meeting

A special and annual meeting of our stockholders will be held at the offices of our legal counsel located at Suite 1210, 777 Hornby Street, Vancouver, British Columbia, Canada, V6Z 1S4, on November 17, 2010 at 10:00 a.m. (Vancouver time) (or at any adjournments or postponements thereof) to consider and vote on a proposal to effect the proposed Continuation, which will have the effect of transferring the jurisdiction of incorporation of our company from the Province of Alberta to the State of Nevada, and to vote on any other matters that may properly come before such meeting.

You are entitled to vote only if you were a holder of record of shares of our common stock as of the record date of October 15, 2010. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy. Each holder on the record date is entitled to one vote for each share of common stock held on all matters to be voted upon at the meeting. On the record date, there were 102,645,120 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least five (5%) percent of the shares of our common stock entitled to vote at the meeting constitute a quorum. The vote of any stockholder who is represented at the special and annual meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast for the proposal. Any stockholder of record who is present at the special and annual meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special and annual meeting.

THE BOARD OF DIRECTORS OF OUR COMPANY HAS APPROVED THE CONTINUANCE AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ITS APPROVAL.

Proxy solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement/prospectus, the proxy and any additional information furnished to our company’s shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, depositories, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners of our common stock. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We do not presently intend to employ any other party to assist in the solicitation process.

Record date

Only those stockholders of record at the close of business on October 15, 2010, as shown in our records, will be entitled to vote or to grant proxies to vote at the special and annual meeting.

Vote required for approval

Approval of our proposed Continuation Special Resolutions requires the affirmative vote of at least two-thirds, or 66.7%, of the shares present in person or represented by proxy at the meeting and entitled to vote thereat. Abstentions and broker “non-votes” will have the effect of votes against the Continuation. As of September 22, 2010, there were 102,645,120 shares of common stock issued and outstanding. The directors and executive officers of our company directly own, in the aggregate, 11,050,000 shares (approximately 10.8%) of the total number of shares of our common stock outstanding at the record date. These persons have indicated that they will vote all of their shares for the approval of the Continuation Special Resolutions.

Proxy Instruction

Each of our stockholders as of October 15, 2010, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the Continuation Special Resolutions by marking his/her proxy card appropriately and executing it in the space provided.

Holders of our common stock whose names appear on the stock records of our company should return their proxy card to our transfer agent, Olympia Trust Company, 2300, 125 - 9th Avenue SE, Calgary, Alberta T2G 0P6 at any time up to and including the last business day that precedes the day of the special and annual meeting or, if the special and annual meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the special and annual meeting on the day of the special and annual meeting or any reconvening thereof, or in any other manner provided by law, in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

If a shareholder of our company fails to submit a proxy or vote at the meeting, the shareholder’s votes will not be counted as present for the purposes of determining a quorum and will have the same effect as a vote against the matters to be voted upon at the meeting. If a shareholder of our company submits a properly signed proxy card and affirmatively elects to abstain from voting, the proxy will be counted as present for the purpose of determining a quorum but will not be voted at the meeting. Consequently, an abstention will have the same effect as a vote against the proposals to be voted upon at the meeting. If a shareholder’s shares are held by a broker, custodian bank or other nominee, the shareholder must contact such persons to vote the shares on the shareholder’s behalf. Such persons cannot vote a shareholder’s shares without receiving instructions from the shareholder.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL AND ANNUAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE CONTINUATION SPECIAL RESOLUTIONS.

There will be no other matters presented at the special and annual meeting.

If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

Proxy revocation

Any stockholder giving a proxy has the power to revoke the proxy at any time before the proxy is voted. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the stockholder or by his attorney authorized in writing, or, if the stockholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the offices of our transfer agent, Olympia Trust Company, 2300, 125 - 9th Avenue SE, Calgary, Alberta T2G 0P6, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chairman of the special and annual meeting on the day of the special and annual meeting. Attendance at the special and annual meeting will not in and of itself constitute revocation of a proxy.

DISSENTERS’ RIGHTS

Pursuant to Section 191 of the ABCA, registered shareholders have the right to dissent to the Continuation and receive the fair market value of their respective shares from our company. Shareholders who wish to exercise their right of dissent should seek their own legal advice as failure to comply strictly with the provisions of Section 191 of the ABCA may prejudice their right of dissent. In order to dissent, a written objection to the special resolution must be received by our company at our registered office at least 48 hours, not including Saturday, Sunday or holidays, prior to the special and annual meeting. A vote against the Continuation Resolution, an abstention or the execution of the proxy to vote against the Continuation Resolution does not constitute such written objection.

The above summary is not a comprehensive statement of the procedures to be followed by dissenting shareholders who seek payment of the fair value for their Common shares. Section 191 of the ABCA requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. The full text of Section 191 of the ABCA is set out in Appendix E to this proxy statement/prospectus. If management determines that an unacceptable number of shareholders have dissented from the Continuation, the Continuation will not be proceeded with.

DISSENT RIGHTS ARE SUBJECT TO A NUMBER OF TECHNICAL LEGAL REQUIREMENTS. SHAREHOLDERS WHO DO NOT COMPLY STRICTLY WITH THOSE LEGAL REQUIREMENTS COULD LOSE THEIR RIGHTS. SHAREHOLDERS WHO WISH TO EXERCISE THEIR DISSENT RIGHTS SHOULD SEEK QUALIFIED INDEPENDENT LEGAL ADVICE.

COMPARATIVE RIGHTS OF STOCKHOLDERS

After the Continuation, the stockholders of the former Alberta corporation will become the holders of shares in the capital of a Nevada company organized under the Nevada Revised Statutes (“NRS”). Differences between the Nevada Revised Statutes and the ABCA, will result in various changes in the rights of stockholders of our company. The following is a summary description of the more significant differences. This summary description is qualified by reference to the NRS and the ABCA.

Subject Matter	Nevada	Alberta
Inspection of Books and Records

Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect in person or by agent or attorney, during usual business hours, a corporations records and make copies therefrom.

Where a corporation has previously distributed its shares to the public, shareholders and creditors of a corporation may, on payment of a reasonable fee, require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

Subject Matter	Nevada	Alberta
Qualification of Directors

A director must be a natural person who is at least 18 years of age. A company must have at least one director. Unless otherwise provided in the articles of incorporation of the company, directors need not be stockholders.

A director must be a natural person who is at least 18 years of age. Directors must not have the status of bankrupt, and must not have been found to be of unsound mind by a court in Canada or elsewhere. All ABCA corporations must have at least one director, and “distributing corporations” must have at least three directors, at least two of which must not be officers or employees of the corporation or its affiliates. We are a “distributing corporation” because we have filed a prospectus in Alberta. At least one- quarter (1/4) of the company’s directors must be resident in Canada. There are no other actions which must be taken by us in order to remain in compliance with the ABCA

Amendments to the Articles

In order to amend the articles of incorporation of a company, the board of directors must adopt a resolution setting forth the proposed amendment and call a meeting of the stockholders to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment. If it appears upon the canvassing of the votes that stockholders holding shares entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes, or as may be required by the provisions of the articles of incorporation, have voted in favour of the amendment. The certificate setting forth the amendment and the vote by which the amendment was adopted must be signed by an officer of the company and filed with the secretary of state. If any proposed amendment would adversely alter or change any preference or any other right given to any class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class adversely affected by the amendment.

In order to amend its articles, the shareholders of an ABCA corporation must pass a special resolution approving the amendment. A special resolution must be approved by two thirds of the votes cast on the resolution. The holders of a class or series of shares are entitled to vote separately as a class on any proposed amendment which would increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to those of such class or series; effect an exchange, reclassification or cancellation of all or part of the shares of that class; add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class; increased the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; create a new class of shares equal or superior to the shares of that class; make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or constrain the issue, transfer or ownership of the shares of that class, or change or remove any such constraint. The right of holders of a class of shares which would be affected in such a manner to vote separately as a class will apply whether or not that class of shares is otherwise entitled to vote.

Subject Matter	Nevada	Alberta

If authorized by the shareholders in the special resolution amending the articles, the directors may revoke the resolution before it is acted on without further approval of the shareholders. If the directors do not revoke the resolution, the articles of amendment must be filed with the Corporate Registrar under the ABCA, and the Corporate Registrar will then issue a certificate of amendment.

Election and Removal of Directors

Directors are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election and any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the issued and outstanding stock entitled to vote at a meeting called for that purpose. The directors may fill vacancies on the board unless the bylaws provide otherwise.

Shareholders of a corporation shall, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office. The shareholders of a corporation may be ordinary resolution at a special and annual meeting remove any director or directors from office and may fill such vacancy at the meeting in which the director was removed. If not so filled, a quorum of directors may fill a vacancy among the directors.

Inspection of Stockholders List

Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the company’s stock ledger and make extracts therefrom. It also provides that a Nevada company may condition such inspection right upon delivery of a written affidavit stating that inspection is not desired for any purpose not related to the stockholder’s interest in the company.

Under the ABCA, where a corporation has previously distributed its shares to the public, shareholders and creditors of a corporation may, on payment of a reasonable fee require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

Transactions with Officers and Directors

Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors, or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting power, (iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

Under the ABCA, a material contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer or has a material interest in, is not invalid if the director or officer has disclosed the nature and extent of his interest and the contract or transaction was approved by the directors. Even if such disclosure is not made, a director or officer, acting honestly and in good faith, will not be accountable to the corporation for any profit realized in such a transaction, and the contract or transaction will not be invalid only by reason of such interest, if the contract or transaction is approved by a special resolution at a meeting of shareholders, disclosure of the interest sufficient to indicate its nature was made before shareholder approval, and the contract or transaction is reasonable and fair to the corporation at the time it was approved.

Subject Matter	Nevada	Alberta
Limitation on Liability of Directors; Indemnification of Officers and Directors

Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The ABCA provides that a corporation may indemnify a director or officer or a former director or officer of the corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, the individual had reasonable grounds for believing that the individuals conduct was lawful.

Subject Matter	Nevada	Alberta
Voting Rights with respect to extraordinary corporate transactions

Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

Approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds majority vote at a duly called meeting.

Stockholders’ consent without a meeting

Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required. In no instance where actions are authorized by written consent, need a meeting of the stockholders be called or notice given.

Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.

Subject Matter	Nevada	Alberta
Stockholder Voting Requirements

Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or represented by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

Unless the bylaws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Except where the ABCA requires approval by a special resolution, being approval by a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is required to approve any resolution properly brought before the stockholders. Where the articles of a corporation provide for cumulative voting, stockholders voting at an election of directors have the right to a number of votes equal to the votes attached to the shares held by such stockholder multiplied by the number of directors to be elected and stockholders may cast all such votes in favor of one candidate for director or may distribute the votes among the candidates in any manner. The holders of a class or series of shares are entitled to vote separately on proposals to amend the articles of a corporation where such amendment affects the rights of such class or series in a manner different than other shares of the corporation. A vote to approve any such amendment is passed if approved by a two- thirds majority of the voting power of the class or series represented in person or by proxy at a meeting called to approve such amendment.

Dividends

A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation’s assets would be less than the total of its liabilities and stated capital of all classes.

Anti-Takeover Provisions

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents, and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror.

There is no provision under the ABCA similar to the Nevada Acquisition of Controlling Interest Statute.

Subject Matter	Nevada	Alberta

If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute). The Nevada statute also restricts a “business combination” with “interested shareholders”, unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes (a) any merger with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested stockholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder,” (e) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested stockholder,” or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder.”

Subject Matter	Nevada	Alberta

An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a) (i) the board of directors of the corporation approves, prior to such person becoming an “interested stockholder”, the combination or the purchase of shares by the “interested stockholder” or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested stockholder” at a meeting called no earlier than three years after the date the “interested stockholder” became such or (b) (i) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and (ii) prior to the consummation of the “combination”, except in limited circumstances, the “interested stockholder” will not have become the beneficial owner of additional voting shares of the corporation.

Appraisal Rights; Dissenters’ Rights

Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws of the issuing corporation in effect on the tenth day following an acquisition of a controlling interest by an acquiring person, if control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favour of authorizing voting rights for the control shares may dissent in and obtain payment of the fair value of his shares. Also, Nevada law does not provide for dissenters’ rights in the case of a sale of assets.

Under the ABCA, the holders of shares of any class of a corporation have the right to dissent when a company amends its articles to change any provisions restricting or constraining the issue, transfer or ownership of shares of that class. Stockholders also have dissenters’ rights when a company proposes to amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on, amalgamate (other than a vertical short-form amalgamation with a wholly-owned subsidiary), continue to another jurisdiction or sell, lease or exchange all or substantially all of its property. A shareholder who properly exercises his or her rights of dissent is entitled to be paid the fair market value of his or her shares in respect of which he or she dissents.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

General

In the opinion of Clark Wilson, Canadian tax counsel to our company, the following section is a summary of the material Canadian federal income tax consequences of the continuance to our company, to Canadian-resident shareholders of our company, and to United States-resident shareholders of our company. The following summary is based on the facts set out in this proxy statement/prospectus, and on additional information provided to counsel by management of our company.

Although portions of the summary of tax consequences to United States-resident shareholders may apply to shareholders residing in other jurisdictions, this summary does not specifically address tax consequences to such shareholders and accordingly such shareholders are urged to contact their own tax advisors to determine the tax consequences to them. This summary does not include the consequences of any provincial, municipal, or other local tax laws or regulations, any tax laws of any jurisdictions outside of Canada, or any other tax laws other than the federal income tax laws of Canada.

The summary of Canadian tax consequences in the following section, as well as the abbreviated summary of Canadian tax consequences set forth in the "SUMMARY" section of this proxy statement-prospectus, are based on the current wording of the Income Tax Act of Canada, the regulations made under that act, the Canada-United States Income Tax Convention, 1980, as amended, and counsel's understanding of administrative materials published by the CRA. This summary takes into account all proposed amendments to the Income Tax Act that have been announced by the Minister of Finance before the date of mailing of this proxy statement - prospectus. However, there is no assurance that such proposed amendments will be enacted in their current form, or at all. Apart from such proposed amendments, these summaries do not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial action. No advance income tax ruling has been obtained from the CRA to confirm the tax consequences of any of the transactions described in this proxy statement - prospectus.

The summary of consequences to shareholders of our company applies only to shareholders who, for the purposes of the Income Tax Act, hold their shares of our company's common stock as capital property, deal at arm's length with our company, and are not affiliated with our company. The summary does not apply to a shareholder in relation to whom our company is or will be a foreign affiliate within the meaning of the Income Tax Act, or who holds more than 10 per cent of our company's common stock.

A shareholder will generally be considered to be holding shares as capital property unless the shareholder holds the shares in the course of carrying on a business, acquired the shares in a transaction that is an adventure in the nature of trade, or holds the shares as "mark-to-market" property for the purposes of the Income Tax Act. Shareholders to whom the shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the election permitted by s. 39(4) of the Income Tax Act. Shareholders should consult their own tax advisors if they have questions as to whether they in fact hold their shares of our company's common stock as capital property. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding the consequences of the continuance to them.

THE TAX SUMMARIES IN THIS PROXY STATEMENT/PROSPECTUS PROVIDE GENERAL INFORMATION ONLY. THEY ARE NOT MEANT TO PROVIDE ANY OF THE SHAREHOLDERS OF OUR COMPANY WITH LEGAL OR TAX ADVICE, AND SHOULD NOT BE INTERPRETED IN THAT MANNER.

THEY DO NOT COVER ALL OF THE TAX CONSEQUENCES THAT MIGHT BE RELEVANT TO ALL OF THE SHAREHOLDERS OF OUR COMPANY, AND WILL NOT APPLY IN THE SAME WAY TO ALL THE SHAREHOLDERS OF OUR COMPANY. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS REGARDING THE UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN THEIR PARTICULAR CIRCUMSTANCES.

Our Company

On the continuance, our company will be deemed under the provisions of the Canada-United States Income Tax Convention to be resident in the United States, and to no longer be resident in Canada. Under the Income Tax Act, the change in our company's residence from Canada to the United States will cause our company's tax year to end immediately before the continuance, and a new tax year to begin at the time of the continuance. Furthermore, our company will be deemed to have disposed of all of its property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. This deemed disposition may cause our company to incur Canadian tax liability on the basis of the resulting deemed capital gains and income.

Furthermore, our company will be subject to a separate corporate emigration tax imposed by the Income Tax Act on corporations departing from Canada. The emigration tax will be imposed on the amount by which the fair market value of all of our company's property immediately before the continuance exceeds the aggregate of its liabilities at that time and the amount of paid-up capital on all of the issued and outstanding shares of our company's common stock. Tax will be imposed at a rate of 5% on our company's net assets determined under the foregoing formula, unless one of the main reasons for our company changing its residence to the United States was to reduce the amount of this corporate emigration tax or the amount of Canadian withholding tax paid by our company, in which case the rate will be 25%.

Our company's management has reviewed our company's assets, liabilities, paid-up capital, and tax loss carryforwards, and has advised counsel that no Canadian federal taxes should be payable by our company as a result of the continuance. This conclusion is based in part on determinations of factual matters including the fair market value of our company's property, and counsel expresses no opinion on such matters of factual determination. Furthermore, facts underlying our company's assumptions and conclusions may also change prior to the effective time of the continuance. Our company has not applied to the CRA for a ruling as to the amount of federal taxes payable by our company as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. In addition, our company has not applied to the CRA for a determination of our company's past losses, and does not intend to apply for such a determination prior to the continuance. There can be no assurance that the CRA will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our company's calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no Canadian federal taxes are due as a result of the continuance or that the amount of Canadian federal taxes found to be due will not be significant.

Due to our company's change in residence upon the continuance, our company will no longer be subject to taxation in Canada on our worldwide income. However, if our company carries on a business through a permanent establishment located in Canada, as that expression is defined in the tax convention, it will be subject to Canadian tax on business profits attributable to the permanent establishment.

For the purposes of calculating any Canadian tax liability of our company after the continuance, our company will be unable to deduct historic losses incurred prior to becoming a Nevada corporation. The continuance will therefore eliminate our company's past Canadian tax losses as a source of future deductions.

Shareholders Resident in Canada

The following portion of the summary of Canadian federal tax consequences applies to shareholders of our company who are resident in Canada for the purposes of the Income Tax Act.

Shareholders of our company who continue to hold shares of our company's common stock after the continuance will not be considered to have disposed of those shares by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares of our company's common stock, and will have no effect on the adjusted cost base of their shares of our company's common stock. Following the continuance, any dividends received by an individual shareholder on the shares of our company's common stock will not be eligible for the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations. Any dividends received by a corporate shareholder on the shares of our company's common stock will be included in calculating that shareholder's income and will generally not be deductible. (As noted above, this summary may not apply to a corporate shareholder of whom our company is or will be a foreign affiliate). To the extent that United States withholding taxes are imposed on dividends paid by our company to Canadian-resident shareholders, Canadian resident shareholders will generally be entitled to claim a foreign tax credit against their Canadian income tax.

The cessation of Canadian residence that occurs upon the continuance will cause our shares of our company's common stock to cease at that time to be a qualified investment for certain deferred income plans under the Income Tax Act, namely trust governed by deferred profit sharing plans, registered retirement savings plans, registered retirement income funds, and registered education savings plans.

The tax consequences to such a deferred income plan of holding shares of our company's common stock as non-qualified investments are complex, and persons holding shares of our company's common stock in such a plan are urged to consult with their own tax advisors regarding the potential consequences. Generally speaking, any such deferred income plan that continues to hold shares of our company's common stock after the shares cease to be qualified investment will be subject to a 1% per month penalty tax calculated on the cost of the shares. Registered retirement savings plans and registered retirement income funds that continue to hold shares of our company's common stock as non-qualified investments will be subject to tax on income earned from and capital gains realized on the disposition of those shares. Registered education savings plans that continue to hold shares of our company's common stock as non-qualified investments are liable to be deregistered, thereby losing their tax-free status altogether.

Canadian residents are required under the Income Tax Act to report their foreign property holdings if the aggregate cost amount of their foreign holdings exceeds CDN$100,000. Following the continuance, the shares of our company's common stock will constitute foreign property for the purposes of this rule and their cost amount will count towards the calculation of the CDN$100,000 threshold.

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares of our company's common stock. Accordingly, the dissenting shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of that shareholder's shares exceeds or is less than the shareholder's adjusted cost base of the shares.

Shareholders Resident in the United States

The following portion of the summary of Canadian federal tax consequences applies to shareholders of our company who are resident in the United States and not in Canada for the purposes of the Income Tax Act, and who do not use or hold their shares of our company's common stock in the course of carrying on a business in Canada.

Shareholders of our company who continue to hold shares of our company's common stock after the continuance will not be considered for Canadian tax purposes to have disposed of their shares of our company's common stock by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares of our company's common stock, and will have no effect on the adjusted cost base of their shares of our company's common stock.

After the continuance, United States-resident shareholders of our company will not be subject to Canadian withholding tax on dividends received from our company.

After the continuance, the shares of our company's common stock will not be taxable Canadian property to United-States resident shareholders, and therefore will not cause such shareholders to be subject to taxation in Canada on any subsequent disposition of the shares, provided that more than 50% of the fair market value of the shares is not derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties, and timber resource properties.

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares of our company's common stock. Based on this conclusion, no Canadian tax need ordinarily be withheld or remitted on a payment made to a dissenting shareholder resident in the United States.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

As described below, the consummation of the continuance is contingent upon receipt by our company of a legal opinion from our company's U.S. legal counsel. The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders, as described below, arising from and relating to the continuance of our company.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. holder as a result of the continuance. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences of the continuance to such U.S. holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. holder. U.S. holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences of the continuance.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended, which we will refer to as the Code, Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS, and U.S. court decisions that are applicable as of the date of this proxy statement/prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a U.S. holder is a beneficial owner of shares of our company that, for U.S. federal income tax purposes, is (a) a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of its source, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust. Notwithstanding the foregoing, the term U.S. holder in this summary does not include IDC.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of shares of our company other than a U.S. holder. Subject to the discussion below under "Information Reporting; Backup Withholding Tax," a non-U.S. holder generally should not be subject to U.S. federal income tax on gain, if any, recognized pursuant to the continuance, unless (a) such gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or, if the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. holder) or, (b) in the case of gain recognized by an individual non-U.S. holder, such individual is present in the U.S. for 183 days or more in the taxable year of the continuance and certain other conditions are satisfied.

Non-U.S. holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences (including the potential application and operation of any tax treaties) of the continuance.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

Except as otherwise specifically stated, this summary does not address the U.S. federal income tax consequences of the continuance to U.S. holders that are subject to special provisions under the Code, including the following U.S. holders: (a) U.S. holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers or dealers in securities; (c) U.S. holders that have a "functional currency" other than the U.S. dollar; (d) U.S. holders subject to the alternative minimum tax provisions of the Code; (e) U.S. holders that own shares of our company as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. holders that acquired shares of our company through the exercise of employee stock options or otherwise as compensation for services; (g) partners of partnerships that hold shares of our company or owners of other entities classified as partnerships or "pass-through" entities for U.S. federal income tax purposes that hold shares of our company; (h) U.S. holders that own or have previously owned, directly or indirectly (applying the ownership attribution rules of Section 958 of the Code), 10% or more of the total combined voting power of all classes of the shares of our company entitled to vote; and (i) U.S. holders that hold shares of our company other than as a capital asset within the meaning of Section 1221 of the Code. U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the continuance.

Tax Consequences in Other Jurisdictions Not Addressed

This summary does not address the U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S., of the continuance to U.S. holders. Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences of the continuance.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences to U.S. holders of transactions entered into prior to, concurrently with, or subsequent to the continuance (regardless of whether any such transaction is undertaken in connection with the continuance), including, but not limited to, the following transactions: (a) any exercise of any stock option, warrant, or other right or obligation to acquire shares of our company; (b) any conversion of any note, debenture, or other debt instrument of our company into shares of our company; or (c) any conversion of one class of shares of our company into a different class of shares of our company.

U.S. Federal Income Tax Consequences of the Continuance

The Continuance as a Tax-Deferred Reorganization

Qualification of the Continuance as a Tax-Deferred Reorganization

It is a condition to the obligation of our company to complete the continuance that our company receive a legal opinion from our U.S. legal counsel to the effect that the continuance should qualify as a tax-deferred reorganization under Section 368(a) of the Code, which we will refer to as a reorganization. Such legal opinion will be based on certain factual assumptions regarding, and the truth and accuracy of certain factual representations made by, our company and will be subject to certain limitations. If one or more of such assumptions or representations proves to be untrue or inaccurate, the positions taken in such legal opinion and this summary may not apply, and the actual U.S. federal income tax consequences of the continuance to U.S. holders may be materially different than the U.S. federal income tax consequences discussed in this summary.

It is anticipated that the continuance may qualify as a reorganization under either or both of Section 368(a)(1)(F) of the Code (which we will refer to as a Type F reorganization) or Section 368(a)(1)(D) of the Code (which we will refer to as a Type D reorganization). The continuance will fail to qualify as a Type F reorganization if holders of 1% or more of the shares of our company exercise the right to dissent from the continuance. The continuance may fail to qualify as a Type D reorganization if the continued company in Nevada fails to acquire "substantially all" of the assets of our company in the continuance. For ruling purposes, the IRS defines "substantially all" as 70% of the gross assets and 90% of the net assets of our company. In determining if the continued company in Nevada acquires the requisite amount of assets of our company, payments of cash by us to any holders of shares of our company that exercise the right to dissent from the continuance will not be considered as assets acquired by the continued Company in Nevada. Accordingly, if holders of a significant number of the shares of our company exercise the right to dissent from the continuance, the continuance may fail to qualify as a Type D reorganization.

The requirements that must be satisfied in order for the continuance to qualify as either a Type F reorganization or a Type D reorganization are complex, and each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding these requirements.

Assuming that the continuance qualifies as a reorganization, the following U.S. federal income tax consequences should result to U.S. holders: (a) no gain or loss should be recognized by a U.S. holder that holds shares of our continued company, (b) the aggregate basis of shares of our continued company received by a U.S. holder in the continuance should be equal to the aggregate basis of our company shares exchanged therefor by such U.S. holder, and (c) the holding period of shares of our continued company received by a U.S. holder in the continuance should include the holding period of our company shares exchanged therefor by such U.S. holder.

Application of Section 367(b) May Result in the Recognition of a Deemed Dividend or Gain

Section 367(b) of the Internal Revenue Code and the related Treasury Regulations may require the recognition of a deemed dividend or gain on the shares of certain U.S. holders for various inbound reorganizations. The continuance of our company to Nevada should be considered an inbound reorganization subject to the rules of Section 367(b).

Under Section 367(b) and the related Treasury Regulations, a U.S. holder that owns ten percent (10%) or more of a foreign corporation and any foreign corporation with respect to which a U.S. holder is a ten percent (10%) U.S. shareholder, must include into income as a deemed dividend all earnings and profits of the corporation attributable to their stock in an inbound continuance or reorganization.

Therefore, if our company had earnings and profits prior to the continuance, a U.S. holder that owns ten percent (10%) or more of our shares and any foreign corporation with a ten percent (10%) U.S. shareholder would have to recognize income as a deemed dividend on the earnings and profits attributable to their stock. We believe our company does not have any earnings and profits as described in the Internal Revenue Code and therefore the imputation of a deemed dividend should not be applicable for a U.S. holder that owns ten percent (10%) or more of our shares and any foreign corporation with a ten percent (10%) U.S. shareholder.

Under Section 367(b) and the related Treasury Regulations, a U.S. holder that owns less than ten percent (10%) of a foreign corporation that is involved in an inbound reorganization subject to Section 367(b) will be required to recognize gain on their shares, if any, on the transaction. The U.S holder is not entitled to recognize a loss on their shares should their cost basis exceed the value of their shares upon the inbound reorganization. A U.S. holder that owns less than ten percent (10%) may elect to include a deemed dividend amount of all earnings and profits attributable to their shares or report no deemed dividend should the corporation have no earnings and profits, rather than recognize gain on their shares. If a less than ten percent (10%) wishes to make an election to report the all earnings and profits amount or the fact there are no earnings and profits, rather than recognize gain on their shares, they must request a Section 367(b) statement related to the earnings and profits of the company to be attached to the U.S. holder’s U.S. tax return.

Finally, certain U.S. holders that own less than ten percent (10%) of our company stock and whose shares have a value of less than Fifty Thousand Dollars ($50,000) on the date of the continuance are exempt from all deemed dividend income and gain recognition as a result of Section 367(b).

Dissenting U.S. Holders

A U.S. holder that exercises the right to dissent from the continuance should recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in exchange for the shares of our company (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) the tax basis of such U.S. holder in the shares of our company.

Such gain or loss should be capital gain or loss, which will be long-term capital gain or loss if the shares of our company are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to U.S.$3,000 of ordinary income. An unused capital loss of a U.S. holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

Information Reporting: Backup Withholding Tax

Taxable payments made pursuant to the continuance generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. holder (a) fails to furnish such U.S. holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. holder that it is subject to backup withholding tax. However, U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS. Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

No IRS Ruling

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the continuance to U.S. holders. Neither this summary nor the legal opinion provided by U.S. legal counsel are binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary or such legal opinion. In addition, because the authorities on which this summary and such legal opinion are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary or such legal opinion.

ACCOUNTING TREATMENT

For United States and Canadian accounting purposes, the Continuation of our company from an Alberta corporation to a Nevada corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of TransAKT Nevada based on existing carrying values at the date of the exchange. The historical comparative figures of TransAKT will be those of TransAKT as an Alberta company.

APPLICATION OF SECURITIES LAWS

Currently, we are a reporting issuer in the Provinces of Alberta and British Columbia and are required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

We are also a foreign private issuer in the United States and are required to file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC. Our consolidated financial statements included on our Form 20-F Annual Report are prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

Upon completion of the Continuation, we will be required to prepare our consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) in the United States. We expect to file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q.

Additionally, if we meet certain securities regulatory requirements, specifically National Instrument 71-102, it is our intention to become a "foreign reporting issuer" and satisfy the Canadian continuous disclosure requirements by preparing our financial statements solely in accordance with U.S. standards. The Continuation of our company into the State of Nevada will aid us in meeting the regulatory requirements of National Instrument 71-102.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Registration Statement, since January 1, 2010, being the commencement of our last completed financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our corporation;

2.	any proposed nominee for election as a director of our corporation; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Principal Shareholders and Security Ownership of Management". To our knowledge, no director has advised that he intends to oppose the increase to our authorized share capital, as more particularly described herein.

SECURITY OWNERSHIP

The following table sets out the percentage of outstanding common shares owned by our company’s directors and executive officers that are entitled to vote on each matter properly brought before the meeting. As stated in the table, our directors and executive officers as a group own 10.8%, or 11,050,000 shares, of our common stock out of the 102,645,120 shares of our common stock issued and outstanding as of September 10, 2010. In order to consummate the Continuation, the Alberta Business Corporation Act requires that two-thirds, or 66.7%, of the shares entitled to vote at the meeting as of the record date of October 15, 2010 are voted in support of the special resolution to approve the continuance. Our directors and executive officers intend to vote their shares in favor of the continuance.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
James Wu	5,000,000	4.9%
Taifen Day	Nil	Nil
Cheng Chun-Chih	5,000,000	4.9%
Dr. Shiau Tzong-Huei	1,000,000	1.0%
Tseng Ming-Huang	50,000	Nil
Directors and Executive Officers as a Group(1)	11,050,000 common shares	10.8%
Hsieh Chi-Hsien	7,650,000	7.5%
Lin Yu-Hsiung	10,000,000	9.7%
Pan Yu-Jung	6,000,000	5.9%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 10, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. As of September 10, 2010, we had no options or warrants outstanding.

(2) Percentage based on 102,645,120 shares of common stock outstanding on September 10, 2010.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2009 and 2008; and

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2009 and 2008, who we will collectively refer to as the Named Executive Officers, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

Name and Principal Position	Year	Annual Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)
James Wu President & Chief Executive Officer	2008 and 2009	90,000
J.T. Wang Vice President of Asia Operations	2008 and 2009	40,000
Taifen Day Chief Financial Officer	2008 and 2009	-	-	-

2009 Grants of Plan-Based Awards

We did not have any equity and non-equity awards granted pursuant to plans to the named executives as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

We did not have any outstanding equity awards granted to the named executives in as of December 31, 2009.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2009 there were no options exercised by our Named Executive Officers.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors. We did not pay any compensation to our non-employee directors during the fiscal year ended December 31, 2009.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

ELECTION OF DIRECTORS

The persons named as proxy holders in the enclosed proxy have been selected by the Board of Directors to serve as proxy and will vote the Shares represented by valid proxies at the Meeting and any adjournments thereof. It is indicated that, unless otherwise specified in the proxy, they intend to vote for the election as director each of the persons named as a nominee listed below under "Nominees for Director" unless authority to vote in the election of directors is withheld on each proxy. Each nominee is currently a member of the Board of Directors. Each duly elected director will hold office until the 2011 Annual Meeting of Shareholders or until their successor shall have been elected and qualified. Although the Board of Directors does not contemplate that a nominee will be unable to serve, if such situation arises prior to the Meeting, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

Our bylaws provide for our board of directors to consist of at least three directors. Each director is elected by a plurality of votes at each annual meeting. Currently, the Board of Directors consists of four directors.

The nominees for election at the special and annual meeting to fill the positions on our board of directors are James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang.

Our board of directors unanimously recommends a vote "FOR" the nominees: James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang.

For further information, please refer to the heading below "Nominees for Director".

Nominees for Director

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

For each of the Company's directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them and length of continuous service as a director:

Name	Age	Position
James Wu	57	Chairman, Chief Executive Officer, President and Director
Cheng Chun-Chih	64	Director (Chairman of Taiwan Halee International Co. Ltd.)
Dr. Shiau Tzong-Huei	55	Director (Chief Technical Officer of Taiwan Halee International Co. Ltd. and Chairman of TransAKT Taiwan Corp.)
Tseng Ming-Huang	41	Director

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, indicating the director's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

James Wu - Chairman, Chief Executive Officer, President and Director
Mr. James Wu served as President of IP Mental Inc. from 1997 to 2006. During his tenure at IP Mental Inc., Mr. Wu oversaw the development of a line of VoIP hardware and was part of the development team of the proprietary U&Me VoIP network. Mr. Wu has over twenty (20) years of experience in the information technology and telecommunication business. He has also served as the founder of Cellstar South Africa and Anstek Electronics South Africa, where he successfully grew these businesses. He was also an agent for Asus, COMPEL and Motorola Computer and Cellular Handsets in South Africa. Mr. Wu has been our President since 2004.

Cheng Chun-Chih- Director (Chairman of Taiwan Halee International Co. Ltd.)

Mr. Cheng is the Chairman of Taiwan Halee International Co. Ltd., which was acquired by us for US$5MM on November 15, 2006, and has served in this position since 1997. Prior to joining HTT Mr. Cheng was a consultant to the Economy Department of Taiwan on small and medium industry.

Dr. Shiau Tzong-Huei- Director (Chief Technical Officer of Taiwan Halee and Chairman of TransAKT Taiwan Corp.)

Dr. Shiau holds a Ph.D in Computer Sciences from the University of Wisconsin Madison, an MSc in Mathematics from the John Hopkins University and a BSc in Mathematics from the National Taiwan University. Dr. Shiau has been a director of Taiwan Halee since 2003, is a specialist in digital cordless switching and has directed the engineering team at the Hsinchu Science Park (“HSP”) for more than fifteen (15) years. Established in December 1980, HSP leads the high-tech industry as the most respected science park created by the Taiwanese government. Dr. Shiau is the founder and current Chief Technical Officer of Computer & Communications Associates, INC. (now UWIN Technologies), a research and development oriented company. The products developed by his team include advanced cordless PBX , cordless Skype phones, cordless VoIP phones, and wireless home automations.

Tseng Ming-Huang- Director

Mr. Tseng was a founder and currently serves as CEO of CeraMicro Technology Corp. which was started in 2003. CeraMicro is a leading RF solution provider of the wireless communications industry, focused on the design and manufacturing of system-level packaging applications (SiP, System-in-Package) and IEEE 802.15.4 standard "ZigBee" wireless network chip modules. From 2001 to 2003, he served as the general manager of international strategy investment for the Wise Group Inc.

Director Independence and Board Meetings

We currently act with four (4) directors, consisting of James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang. We have determined that Mr. Tseng Ming-Huang is an “independent directors” as defined in FINRAAQ Marketplace Rule 4200(a)(15).

Our board of directors held no formal meetings during the year ended December 31, 2009. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Alberta Business Corporations Act, as valid and effective as if they had been passed at a meeting of the directors duly called and held. Our audit committee was struck on March 6, 2009 and as such did not hold any meetings in 2009.

Audit Committee

Currently our audit committee consists of Mr. James Wu and Mr. Cheng Chun-Chih, none of whom are independent.

During fiscal 2009 aside from quarterly review teleconferences, there were no meetings held by this committee. The business of the audit committee was conducted though these teleconferences and by resolutions consented to in writing by all the members and filed with the minutes of the proceedings of the audit committee.

Our board of directors has determined that it does not have an audit committee member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee members are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Nomination Process

As of December 31, 2009, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our board of directors. Our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our board of directors has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when the board considers a nominee for a position on our board of directors. If shareholders wish to recommend candidates directly to our board, they may do so by sending communications to the president of our company at the address on the cover of this proxy/registration statement.

Committees of the Board

We currently do not have nominating or compensation committees or committees performing similar functions nor do we have a written nominating or compensation committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors and executive officers, promoters or control persons have not been involved in any of the following events during the past ten years:

a.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

b.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

c.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

d.

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

e.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

f.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

g.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

	iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

h.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2009, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

Director Independence

Currently, our Board of Directors consists of four (4) directors, consisting James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang. We have determined that only Tseng Ming-Huang qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

Transactions with Related Persons, Promoters and Certain Control Persons

Except as described below, no director, executive officer, principal shareholder holding at least five percent of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our year ended December 31, 2009, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last two completed fiscal years.

The Company’s officers and shareholders have advanced funds to the Company for working capital purpose. The Company has not entered into any agreement on the repayment terms for these advances. As of June 30, 2010 and December 31, 2009, there were $561,214 and $435,225 advances outstanding, respectively.

The Company also had loans payable to five shareholders amounted to $60,400 as of June 30, 2010 and December 31, 2009. The unsecured loans bear interest at the rate of 12% per annum, and due on May and June 2010.

Employees

We have twenty nine (29) employees in Taiwan in various capacities and also use independent consultants for all corporate activities. We currently have three (3) independent consultants in addition to our executive Board members that carry out day-to-day operations. One consultant takes care of our sales efforts, the other takes care of overseeing day-to-day operations and the third takes care of investor relations activities. We have no significant employees performing executive functions other than the officers described above.

DESCRIPTION OF BUSINESS

History and Development of the Company

We were incorporated in the Province of British Columbia on December 10, 1996 as Green Point Resources Inc. On October 18, 2000, we changed our name to Wildcard Wireless Solutions Inc. On June 30, 2001, we filed Articles of Continuance in the Province of Alberta and became an Alberta corporation. On that same day, we conducted an amalgamation with Wildcard Communications Canada Inc., an Alberta corporation, our wholly-owned subsidiary, wherein Wildcard Communications Canada was merged into Wildcard Wireless Solutions Inc. On June 20, 2003, we changed our name to TransAKT Corp. We changed our name from TransAKT Corp. to TransAKT Ltd. on July 12, 2006. Our registered office is located at No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township Taipei County 222, Taiwan (R.O.C.).

We initially operated principally as a research and development company. Initial seed capital was directed toward areas of product research and development, patent filings and administration. We focused on the research, design, development and manufacturing of mobile payment terminals. However, the sale of these payment terminals reached its end-of life due to changes in cellular phone regulations and limited acceptance in the marketplace.

In October 2004, we purchased the existing business and certain assets of IP Mental Inc., a Taiwan-based Voice over Internet Protocol (“VoIP”) hardware and software provider. VOIP is a system of allowing telephone like communication over an existing internet network as opposed to traditional telephone lines. In connection with our acquisition of the assets of IP Mental Inc., we issued shares of our common stock that were valued at USD$2,944,000 and advanced them USD$500,000 by way of a promissory note. Other capitalized costs in the transaction were $363,618 which included a finder’s fee in stock of $294,400 and miscellaneous acquisition costs.

On May 19, 2006, IP Mental Inc. settled its debt with us in the amount of $505,150 in exchange for the return of 9,300,000 of our common shares. Our outstanding shares were reduced correspondingly.

On November 15, 2006, we acquired Taiwan Halee International Co. Ltd. (“HTT”), a Taiwan-based leading designer, manufacturer and distributor of telecommunications equipment, including specialized VoIP-compatible phone systems. We acquired HTT, for the sum of USD$5,000,000. The purchase price was paid by the delivery to the shareholders of HTT of: (i) USD$200,000 in cash; (ii) USD$300,000 in a promissory note from us due in cash six (6) months after closing; (iii) 50,000,000 of our common voting shares, with a deemed value of USD$0.09 per share; and (iv) 5,000,000 of our common voting shares issued to Mr. James Wu as performance-based compensation.

Other than the acquisitions of IP Mental Inc. and HTT, we have generally only had capital expenditures on computer equipment, tools and dies, patents, and trademarks. These acquisitions were intended to enable us to remain competitive in the marketplace. Our current business is the design, development and manufacturing of telecommunications equipment, including VoIP compatible telephone systems and multi-line cordless telephone systems.

We have mainly financed our operations through the use of debt and the issuance of equity in private placements. In October 2006, we repaid a loan we took against inventory produced to fund our first commercial run of our payment terminals. We settled the loan for USD$90,000 using funds raised from the private placement of our shares. In the short-term and until our sales are sufficient to fund operations, we will continue to finance our operations through debt or equity financing.

Since 2006 we have continued our business of distribution of brand name electronics in Taiwan without material changes. We anticipate that once we complete our continuation into Nevada, we will attempt to raise additional funds and expand our operations into mainland China.

Business Overview

Operations and Principal Activities

We began operations in 1997 and commercialized our first product line of mobile point-of-sale (“POS”) terminals in April 2003. With the use of cellular phones, these terminals allow merchants to accept payments anywhere, anytime. In October 2004, through the acquisition of the business and certain assets of IP Mental Inc., we entered the VoIP business. We currently offer a range of telecommunications products including VoIP equipment and advanced multi-line cordless phone systems.

We sustained operating losses for each of the fiscal years ended December 31, 2009 and 2008 of ($249,643) and ($420,776), respectively. In addition, we expect to incur an operating loss in 2010.

We have operated principally as a research and development company since our inception. Initial seed capital has been directed toward areas of product research and development, patent filings and administration. We have now completed development of our initial products and have entered into the sales and distribution phase. Our current business is the design, development and manufacturing of mobile wireless solutions and telecommunications equipment and solutions for enterprise and consumer markets including VoIP solutions in Taiwan and the Far East. We anticipate that in 2010, our business will include the design, manufacturing, and distribution of telecommunications equipment, including specialized VoIP compatible phone systems and multi-line cordless telephone systems, and the distribution of name brand telecommunications equipment including Panasonic, Sanyo, Siemens, etc. in Taiwan and the Far East.

Principal Products and Services

Our mobile point-of-sale (“MPOS”) products are no longer available. HTT’s products are currently distributed in Taiwan and we plan to expand distribution to China, other regions of Asia and North America. We have had limited revenues in the last four (4) fiscal years as we only began marketing our VoIP products in October 2004.

Our first product was the TransAKT™. The TransAKT™ is a wireless point-of-sale (“WPOS”) device that clips onto the back of certain Motorola cellular phones providing the user with a mechanism for swiping cards with magnetic stripes (e.g., credit cards, debit cards, etc.) for conducting wireless commercial transactions. Once attached, the phones are used to send transaction information over the cellular network to the processing center for credit approval. This application provides mobile merchants, business professionals and consumers with voice, data and transactional capability all in one handheld device. TransAKT™ was never adapted for use with other types of cellular phones and is no longer offered.

We currently offer a product line consisting of VoIP products and solutions. These products allow communication over the Internet at reduced communication rates. Our products range from Universal Serial Bus (“USB”) plug and play phones to stand alone phone adapters and phones. We currently offer a range of telecommunication and VoIP products developed by HTT, including a USB dongle adapter for use with a DECT phone with Skype, HTT’s SkyDECT cordless phone system that integrates use of VoIP, a traditional telephone based on a landline and EZDECT specialized multi-line cordless phone systems.

Principal Markets

It is not our intention to engage in the capital and management intensive industry of manufacturing our products. We intend to outsource our manufacturing, warehousing and distribution. Following this approach, we do not expect that we will experience volatility in our gross margins because all outsourcing will be undertaken on a fixed contract basis. We have spent considerable time identifying suitable international engineering and manufacturing firms.

We are not generally restricted to manufacturers for our products. To date, we have been able to select from a number of potential contractors and manufacturers and have been able to contract with well-organized firms that have a proven track record. Our MPOS products are no longer in production and our VoIP products are being manufactured in Taiwan and China.

We distribute HTT’s own branded products, in addition to brand name telecommunication equipment from brands including Panasonic, Sanyo, Sharp and Siemens in Taiwan to more than 650 wholesale and retail outlets. HTT has distribution and agency agreements with major name brand manufacturers Sanyo’s communication lines, and Siemen’s CPE products in Taiwan.

Sources and Availability of Raw Materials

All raw materials for our products are sourced from China, Taiwan, Japan, German and the United States. Due to the fact that our products use computer components, the price of these components can be highly volatile and are subject to the risk of obsolescence. In order to control costs and the risk of obsolescence, we contract with a manufacturer at a set price for the building of our product over a number of terminals. The manufacturer becomes responsible for making sure enough inventory is in stock, and if not available, quickly implements minor product changes to allow for components to be replaced. This process is conducted for all manufacturing of our products.

Marketing Channels

We are no longer marketing the MPOS products. For VoIP, we plan to align ourselves with Internet Service Providers (“ISPs”), computer retailers, telephone companies, and computer manufacturers to capitalize on the existing distribution infrastructure. These large established partners normally will fund and support extensive domestic and international marketing programs for our products. We plan to develop new businesses and joint ventures and to enter into distribution agreements to diversify our products, clients and geographic revenue base. We have recruited a senior sales executive from a major consumer electronics corporation to help us develop the Asian market for our products.

Our VoIP marketing is being conducted through the association with distribution partners in several countries on a global basis. We attend trade shows to market to the distributors and once signed we provide them with marketing and technical support in order to enhance their sales.

The marketing of the VoIP products is targeted at consumers and small businesses that are calling internationally on a regular basis. With our products, consumers can have the benefit of either calling free inside our network or at reduced rates outside the network.

Patents or Licenses

Patent rights, copyrights, trademarks, trade secrets and similar intellectual property are important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect their proprietary rights. Our patent application for our VoIP technology filed in United States was cancelled and we are no longer pursuing any patents for this technology. In addition, all our intellectual properties relating to the MPOS technologies have become obsolete and were written off on December 20, 2006.

Competitive Position

Competition in the cordless phone market is currently decreasing. Innovation in this market is focusing on combining different technologies in new ways. Our research and development team is focusing on creating more technologically advanced products.

We currently generate revenues, at least in part, through the distribution of name brand products in Taiwan. Our management believes that this provides us with a valuable perspective of some of the latest developments and trends in technology and design. It also may provide us with relationships that can be utilized for globalizing some of our new products. For example, we have formed a partnership with SANYO to develop a Wi-Fi phone and a GSM/WiFi dual mode phone.

We do not rely on a single revenue base or third parties for revenue generation. We also have kept our marketing, allowances or rebates to a minimum. Our management believes that these factors will allow us to effectively compete in the industry and keep costs minimal, thereby allowing us to focus on intellectual property development.

The VoIP industry is relatively young and several of the more well-known players have much greater resources than we do. They have used their resources to get their name out to the public and become leaders in the industry. Some of the more well-known companies are Vonage, Packet 8, and Net 2 Phone. Our current share of the global VoIP market is negligible.

Our main focus is on telecommunications equipment, including VoIP hardware and multi-line cordless telephone systems. We also plan to distribute other name-brand telecommunications equipment in Taiwan, China and other regions throughout Asia. These areas are marked by strong competition and rapid change. The following summarizes our current competitors.

VTech

VTech was founded in Hong Kong in October 1976 by two (2) engineers. VTech began its operations with 2,000 sq. ft. of office space and a staff of forty (40) employees. Sales in VTech’s first year were under US$1 million. Today, VTech has worldwide operations and approximately 20,000 employees. In fiscal year 2006, VTech recorded annual sales of US$1 billion.

In 1984, VTech introduced its first self-designed satellite receiver. By 1991, VTech had designed a new generation of high frequency cordless telephones employing microwave technology - the 900MHz cordless phone.

Subsequently, VTech introduced several new generations of 900MHz cordless phones and has –established itself as a leading provider of high-frequency cordless phones in the US.

In 1988, to assist in business expansion, VTech moved its production facilities to Dongguan, Guangdong province in southern China. Currently, VTech has two (2) manufacturing sites in China, located at Houjie town and Liaobu Science Park, within hours of its headquarters in Hong Kong.

VTech acquired the consumer phone business of Lucent Technologies, as well as a license to sell AT&T branded products on wireline telephones and accessories in the US and Canada in April 2000. These transactions allowed VTech to expand its product range to be sold under both the "VTech" and the "AT&T" brand names.

In August of 2002, VTech launched the industry's first 5.8GHz cordless phone in the US. Furthermore, VTech amended the AT&T brand license agreement in which the revised terms granted VTech exclusive rights to sell AT&T-branded wireline telephone products and accessories in Greater China, and non-exclusive rights in Europe, Mexico, Central and South America.

Uniden

Uniden's principal activities are to develop, manufacture and sell telecommunication equipments and related products. Its operations are carried out through the following divisions: telephone-related equipment; wireless communication and applied equipment; digital home appliances and others. The telephone-related equipments division deals in cordless phones and mobile phones. The wireless communication and applied equipment division deals in handheld walkie-talkies radios, radar detectors and scanners. The other activities include marine electronics, CB radios and business phones manufacturing. Uniden develops its products in Japan and China and has manufacturing facilities in Asia. Its North American subsidiary manufactures and markets wireless consumer products for sale in North, Central, and South America. Uniden had sales of $729 million in 2006.

Advance Wireless Technology Corp.

Advance Wireless Technology Corp. (“Advance Wireless”) was established in 2000 as a design house engaged in the development of wireless communication and networking products. Its founders were predominantly from a Taiwan-based communication company, Vidar SMS (Sun Moon Star) Group, which develops and markets pagers and cellular phones.

Over the years, Advance Wireless has expanded its core wireless technologies to include Bluetooth products, GSM phone modules, wireless PBXs, home gateways and VoIP products such as phones and gateways. Advance Wireless plans to focus on DECT-based products and IP PBXs in the next two (2) years.

DECT cordless phones supporting voice and data transmission have been Advance Wireless’ main product line. To generate sales, Advance Wireless sells its finished products and licenses its wireless technologies.

In 2005, net revenues reached USD$9,167,708 and USD$8,385,075 was attained in 2006.

BBK Communication Equipment Ltd.

Founded in 1995 as one of three (3) subsidiaries (communication equipment, A/V electronics, and educational electronics), BBK Communication Equipment Ltd. (“BBK”) specializes in the research, development, production and distribution of DECT phones, 2.4G digital cordless telephones, GSM WLL/FWP phones, basic telephones, caller ID phones, and 46-49MHz cordless telephones. BBK has business partners in Russia and Vietnam, and is expanding worldwide.

Government Regulations

We are not aware of any current material effects of government regulations on our business. However, the VoIP industry is in its infancy and is not currently heavily regulated, and thus, in the future, governments may put in place regulations that affect our ability to compete in foreign markets with local communications providers. In addition, regulations may also come into effect in our domestic market that limits our ability to compete with incumbent telephone companies.

Subsidiaries

We have one (1) wholly owned subsidiary, TransAKT Holdings Limited (a Turks and Caicos company). TransAKT Holdings Limited owns all of the issued and outstanding shares of TransAKT Taiwan Corp, our Taiwan based operating company. Other than holding the shares of TransAKT Taiwan Corp., TransAKT Holdings Limited is non-active. TransAKT Taiwan Corp. owns all of the issued and outstanding shares of HTT (a Taiwan corporation).

Property, Plants and Equipment

We have no material tangible fixed assets as we subcontract all manufacturing to third parties.

Employees

We have twenty nine (29) employees in Taiwan in various capacities and also use independent consultants for all corporate activities. We currently have three (3) independent consultants in addition to our executive Board members that carry out day-to-day operations. One consultant takes care of our sales efforts, the other takes care of overseeing day-to-day operations and the third takes care of investor relations activities.

DESCRIPTION OF PROPERTIES

Our principal office is located at No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township Taipei County 222, Taiwan (R.O.C.). We rent approximately 1,400 square feet at a cost of $650 per month. We do not own any real property.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings in which any director or officer or any owner of record or beneficial owner of more than 5% of any class of voting securities of our company, any affiliate of any such director or officer or security holder, or any of our subsidiaries, is a party adverse to our company or has a material interest adverse to our company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and the related notes thereto for the years ended December 31, 2009 and 2008 and our unaudited financial statements and related notes thereto for the six months ended June 30, 2010 and 2009 that appear elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in the registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 18 of this proxy/statement-prospectus.

This proxy statement-prospectus contains financial statements that were prepared in United States dollars (“USD”) with conversions of certain amounts from Taiwan dollars (“TWD”). The TWD were converted into USD based upon the exchange rate in effect at the end of the calendar year to which the amount relates, or the exchange rate on the date specified. These translations should not be construed as representations that the TWD amounts actually represent such USD amounts or that TWD could be converted into USD at the rate indicated.

Results of Operations for the Years Ended December 31, 2009 and 2008

Our operating results for the years ended December 31, 2009 and 2008 are summarized as follows:

	For the year ended December 31, 2009 ($)	For the year ended December 31, 2008 ($)
Operating Revenues	10,623,736	9,546,132
Operating Costs and expenses	10,809,805	9,752,615
Income (loss) from Operations	(186,069)	(206,483)
Other Income (Expenses)	(62,242)	(196,734)
Provision for Income Taxes	1,332	17,559
Net Income (loss)	(249,643)	(420,776)

Net Loss per share (basic and diluted)	(0.00)	(0.00)

Revenues and Cost of Sales

Revenues for the year ended December 31, 2009 were $10,623,736 compared to $9,546,132 for the year ended December 31, 2008 representing an increase of $1,077,604 or approximately 11%. The increase in sales was due to the overall economic recovery in 2009 from the downturn experienced in fiscal 2008. We expect to achieve modest growth in sales during fiscal 2010.

Cost of sales for the year ended December 31, 2009 totaled $9,780,380 or approximately 92% of net sales compared to $8,489,638 or approximately 88.9% of net sales for the year ended December 31, 2008, representing an increase crease of $1,290,742 or approximately 15%. The increase was due to increased purchase costs from major vendors for the year ended December 31, 2009.

Our revenue and cost of product sales are primarily earned and spent in Taiwan dollars (“TWD”). Operating expenses are likewise primarily denominated in TWD. Consequently, significant movements in exchange rates may have a significant impact on our financial results. In addition, sales and cost of products for our Taiwan office are based in United States dollars (“USD”) while operational expenses are in TWD, and therefore, any significant movements in exchange rates between the USD and the TWD may also have a significant impact on our financial results.

Operating Expenses

Operating expenses for the year ended December 31, 2009 totaled $1,029,425 or approximately 9.6% of net sales compared to $1,262,977 or approximately 13% of net sales for the year ended December 31, 2008 representing a decrease of $233,552 or approximately 18.4% . The decrease in operating expenses was due to decreases in commission, payroll, rent, and professional fees, which were partially offset by increases in bad debt and legal expenses.

Income (Loss) from Operations

Loss from operations for the year ended December 31, 2009 totaled $186,069 or approximately 1.7% of net sales compared to $206,483 or approximately 2.2% of sales for the year ended December 31, 2008, representing a reduction in loss of $20,414 or approximately 10%. The reduction in loss from operations was primarily due to reduced operating expenses and increased sales recognized in 2009.

Net Income (Loss)

Loss for the year ended December 31, 2009 totaled 249,643 compared to a loss of $420,776 for the year ended December 31, 2008, representing a decreased in losses of $171,133 or approximately 41%. The decrease in net loss was primarily due to decreased operating expenses and currency exchange gains recognized in 2009.

Liquidity and Capital Resources

Our financial position as at December 31, 2009 and December 31, 2008 and the changes for the years then ended are as follows:

Working Capital

	As at	As at
	December 31, 2009	December 31, 2008
Current Assets	$4,904,858	$6,122,329
Current Liabilities	$3,740,572	$4,629,227
Working Capital (Deficiency)	$1,164,286	$1,493,102

Our working capital surplus decreased from $1,493,102 at December 31, 2008 to $1,164,286 at December 31, 2009 primarily as a result of decreased inventory and an increase in loans payable to related party, which is partially offset by an increase in cash and cash equivalent, and the decreases in bank loan and accounts payable..

Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Net cash provided by (used in) Operating Activities	$1,007,964	$(890,840)
Net cash provided by (used in) Investing Activities	$173,333	$20,094
Net cash provided in Financing Activities	$(495,805)	$886,531
Effect of exchange rate changes on cash and cash equivalents	$(16,732)	$(38,188)
Increase (Decrease) in Cash and Cash Equivalents during the Year	$668,760	$(22,403)
Cash, Beginning of Year	$205,658	$228,061
Cash, End of Year	$874,418	$205,658

Results of Operations for the Three Months Ended June 30, 2010 and 2009

Our operating results for the three months ended June 30, 2010 and 2009 are summarized as follows:

	Three Months ended June 30, 2010 ($)	Three Months ended June 30, 2009 ($)
Operating Revenues	2,960,219	2,685,500
Operating Costs and expenses	2,967,104	2,831,255
Income (loss) from Operations	(6,885)	(145,755)
Other Income (Expenses)	47,273	(6,412)
Provision for Income Taxes	-	16
Net Income (loss)	47,273	(152,183)

Net Loss per share (basic and diluted)	(0.00)	(0.00)

Revenues and Cost of Sales

Revenues for the three months ended June 30, 2010 increased by $274,719 to $2,960,219 compared to $2,685,500 for the same period in 2009. The increase was due to the overall economic recovery in 2010.. Cost of sales for the three months ended June 30, 2010 totaled $2,737,218 or approximately 92.47% of net sales compared to $2,596,143 or approximately 96.67% for the three months ended June 30, 2009. The increase was due to decreased purchase costs from major vendors for the three month ended June 30, 2010, compared to the same period in 2009.

Operating Expenses

Operating expenses for the three months ended June 30, 2010 totaled $229,886 or approximately 7.77% of net sales compared to $235,112 or approximately 8.75% for the three months ended June 30, 2009, a decrease of $5,226. The decrease in operating expenses was primarily due to a decrease in professional fees, which is partially offset by an increase in rent expenses.

Income (Loss) from Operations

Income (Loss) from operations for the three months ended June 30, 2010 totaled $(6,885) or approximately (0.23)% of sales compared to $(145,755) or approximately (5.43)% of sales for the three months ended June 30, 2009, a decrease of $ 138,870. The decrease in loss from operations was primarily due to increased gross margin.

Other Income (expenses)

Other income (expenses) increased approximately $ 60,570 to $54,158 for the three months ended June 30, 2010 from $(6,412) for the same period in 2009. The increase in other income (expenses) was primarily due to the increase in currency exchange gain and the decrease in interest expense.

Net Income (Loss)

Income (loss) for the three months ended June 30, 2010 totaled $47,273 compared to $(152,183) for the three months ended June 30, 2009, an increase of $199,456. The increase in net income was primarily due to the reasons described above.

Results of Operations for the Six Months Ended June 30, 2010 and 2009

Our operating results for the six months ended June 30, 2010 and 2009 are summarized as follows:

	Six Months ended June 30, 2010 ($)	Six Months ended June 30, 2009 ($)
Operating Revenues	6,222,107	5,657,303
Operating Costs and expenses	6,266,950	5,800,755
Income (loss) from Operations	(44,843)	(143,452)
Other Income (Expenses)	74,406	(66,210)
Provision for Income Taxes	-	1,282
Net Income (loss)	29,563	(210,944)

Net Loss per share (basic and diluted)	(0.00)	(0.00)

Revenues and Cost of Sales

Revenues for the six months ended June 30, 2010 increased by $564,804 to $6,222,107 compared to $5,657,303 for the same period in 2009. The increase was due to the overall economic recovery in 2010.. Cost of sales for the Six months ended June 30, 2010 totaled $5,814,814 or approximately 93.45% of net sales compared to $5,367,877 or approximately 94.88% for the six months ended June 30, 2009. The increase was due to decreased purchase costs from major vendors for the six month ended June 30, 2010, compared to the same period in 2009.

Operating Expenses

Operating expenses for the six months ended June 30, 2010 totaled $452,136 or approximately 7.27% of net sales compared to $432,878 or approximately 7.65% for the six months ended June 30, 2009, an increase of $19,258. The increase in operating expenses was primarily due to increases in rent and professional fees, which is partially offset by decreases in payroll and traveling expenses.

Income (Loss) from Operations

Income (Loss) from operations for the six months ended June 30, 2010 totaled $(44,843) or approximately (0.72)% of sales compared to $(143,452) or approximately (2.54)% of sales for the six months ended June 30, 2009, a decrease of $ 98,609. The decrease in loss from operations was primarily due to increased gross margin, which is partially offset by the increase in operating expenses.

Other Income (expenses)

Other income (expenses) increased approximately $ 140,616 to $74,406 for the six months ended June 30, 2010 from $(66,210) for the same period in 2009. The increase in other income (expenses) was primarily due to the increase in currency exchange gain.

Net Income (Loss)

Income for the six months ended June 30, 2010 totaled $29,563 compared to $(210,944) for the six months ended June 30, 2009, an increase of $240,507. The increase in net income was primarily due to the reasons described above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The ability of the Company to continue research and development projects and realize the capitalized value of proprietary technologies and related assets is dependent upon future commercial success of the technologies and raising sufficient funds to continue research and development as well as to effectively market its products. Through December 31, 2009, the Company has not realized commercial success of the technologies, nor have they raised sufficient funds to continue research and development or to market its products.

There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: (1) Tightly budgeting and controlling all expenses; (2) Expanding the company’s operations into China, expanding product lines and recruiting a strong sales team to significantly increase sales revenue and profit in 2011; (3) The Company plans to continue actively seeing additional funding opportunities to improve and expand upon our product lines.

Liquidity and Capital Resources

Our financial position as at June 30, 2010 and December 31, 2009 and the changes for the years then ended are as follows:

Working Capital

	As at	As at
	June 30, 2010	December 31, 2009
Current Assets	$6,825,150	$4,904,858
Current Liabilities	$5,496,046	$3,740,572
Working Capital (Deficiency)	$1,329,104	$1,164,286

Our working capital surplus increased from $1,164,286 at December 31, 2009 to $1,329,104 at June 30, 2010 primarily as a result of increases in cash and cash equivalent, restricted cash, inventory and accounts receivable, which is partially offset by increase in accounts payable and accrued expenses, bank loans, and loan payable to related party.

Cash Flows

	Six Months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2009
Net cash provided by (used in) Operating Activities	$2,059	$710,994
Net cash provided by (used in) Investing Activities	$(476,797)	$229,581
Net cash provided by (used in) Financing Activities	$579,095	$(358,734)
Increase (Decrease) in Cash and Cash Equivalents during the Period	$159,107	$591,817
Cash, Beginning of Period	$874,418	$205,658
Cash, End of Period	$1,033,525	$797,475

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of TransAKT Holdings Limited and its wholly owned subsidiaries Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited, collectively referred to within as the Company. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Exchange Gain (Loss):

The transactions of TransAKT Holdings Limited, Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited were denominated in foreign currency and were recorded in Taiwan Dollar (TWD) and Canadian Dollar (CAD) at the rates of exchange in effect when the transactions occur. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Translation Adjustment

The accompanying consolidated financial statements have been translated and presented in United States Dollars ($), while the Company’s functional currency is the Taiwan and Canadian dollar.

The accounts of TransAKT Holdings Limited, Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited were maintained, and its financial statements were expressed, in CAD and TWD. In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollar ($) using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from TWD and CAD into U.S. dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenues are recognized when finished products are shipped to unaffiliated customers and both title and the risks and rewards of ownership are transferred and collectibility is reasonably assured.

The Company’s revenues are recorded upon confirmed acceptance after inspection by the customers of the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the Over-the-Counter Bulletin Board, or OTC-BB, under the trading symbol “TAKDF”. Our shares have been quoted on the OTC-BB since May 20, 2004.

The following table reflects the high and low bid information for our common stock obtained from Yahoo Finance and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

OTC Bulletin Board(1)
Quarter Ended	High	Low
June 30, 2010	$0.0098	$0.0051
March 31, 2010	$0.01	$0.0051
December 30, 2009	$0.028	$0.007
September 30, 2009	$0.05	$0.02
June 30, 2009	$0.06	$0.02
March 31, 2009	$0.02	$0.01
December 31, 2008	$0.02	$0.01
September 30, 2008	$0.12	$0.01
June 30, 2008	$0.11	$0.02
March 31, 2008	$0.07	$0.04
December 31, 2007	$0.09	$0.04
September 30, 2007	$0.15	$0.09
June 30, 2007	$0.23	$0.11
March 31, 2007	$0.25	$0.06
December 31, 2006	$0.13	$0.06

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Olympia Trust Company is the registrar and transfer agent for our common shares. Their address is 2300, 125 - 9th Avenue SE, Calgary, Alberta T2G 0P6. Telephone: (403) 261-0900; Facsimile: (403) 265-1455.

Holders of our Common Stock

As of September 10, 2010, there were 52 holders of record of our common stock. As of such date, 102,645,120 common shares of our company were issued and outstanding.

Dividends

No cash dividends have been paid by our company on our common stock. We anticipate that our company’s future earnings will be retained to finance the continuing development of our business. The payment of any future dividends will be at the discretion of our company’s board of directors and will depend upon, among other things, future earnings, any contractual restrictions, the success of business activity, regulatory and corporate law requirements and the general financial condition of our company.

Recent Sales of Unregistered Securities

During the last three completed fiscal years we issued the following unregistered securities:

  On November 15, 2006, we issued 50,000,000 of our common voting shares to shareholders of HTT as part of the acquisition of HTT. These shares were issued without a prospectus in reliance upon exemptions from registration found in 4(2) of the Securities Act of 1933, as amended and NI 45-106 under Canadian Securities laws.

  Also on November 15, 2006 we issued 5,000,000 of our common voting shares to Mr. James Wu, a principal of HTT, as performance-based compensation. These shares were issued without a prospectus in reliance upon exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

Equity Compensation Plan Information

We currently do not have any stock option or equity compensation plans or arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
James Wu	Chairman, Chief Executive Officer, President and Director	56	2004/10/25
Taifen Day	Chief Financial Officer	50	2006/07/27

Name	Position Held with the Company	Age	Date First Elected or Appointed
Cheng Chun-Chih	Director (Chairman of Taiwan Halee International Co. Ltd.)	63	2006/12/14
Dr. Shiau Tzong-Huei	Director (Chief Technical Officer of Taiwan Halee International Co. Ltd. and Chairman of TransAKT Taiwan Corp.)	55	2006/12/14
Tseng Ming-Huang J.T. Wang	Director Vice President of Asia Operations	41 44	2006/05/25 2007/04/01

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

James Wu - Chairman, Chief Executive Officer, President and Director

Mr. James Wu served as President of IP Mental Inc. from 1997 to 2006. During his tenure at IP Mental Inc., Mr. Wu oversaw the development of a line of VoIP hardware and was part of the development team of the proprietary U&Me VoIP network. Mr. Wu has over twenty (20) years of experience in the information technology and telecommunication business. He has also served as the founder of Cellstar South Africa and Anstek Electronics South Africa, where he successfully grew these businesses. He was also an agent for Asus, COMPEL and Motorola Computer and Cellular Handsets in South Africa. Mr. Wu has been the President of our company since 2004.

Taifen Day– Chief Financial Officer

Ms. Day holds a BA from Tunghai University of Taiwan and an MBA from the University of St. Thomas of Texas. She became a Certified Public Accountant in the State of Texas in 1987. After working in Texas for one (1) year, Ms. Day returned to Taiwan where she worked for two (2) years as an in-house Accounting Manager, and then eight (8) years as an auditor (five (5) as a partner) with a public accounting firm. She became a Certified Public Accountant in Taiwan in 1992. Ms. Day then moved to Alberta, receiving her Chartered Accountant designation in 2001, where she currently works performing public company accounting through her consulting company, Taifen Betsy Day Professional Corporation.

Cheng Chun-Chih- Director (Chairman of Taiwan Halee International Co. Ltd.)

Mr. Cheng is the Chairman of Taiwan Halee International Co. Ltd., which was acquired by us for US$5MM on November 15, 2006, and has served in this position since 1997. Prior to joining HTT Mr. Cheng was a consultant to the Economy Department of Taiwan on small and medium industry.

Dr. Shiau Tzong-Huei- Director (Chief Technical Officer of Taiwan Halee and Chairman of TransAKT Taiwan Corp.)

Dr. Shiau holds a Ph.D in Computer Sciences from the University of Wisconsin Madison, an MSc in Mathematics from the John Hopkins University and a BSc in Mathematics from the National Taiwan University. Dr. Shiau has been a director of Taiwan Halee since 2003, is a specialist in digital cordless switching and has directed the engineering team at the Hsinchu Science Park (“HSP”) for more than fifteen (15) years. Established in December 1980, HSP leads the high-tech industry as the most respected science park created by the Taiwanese government. Dr. Shiau is the founder and current Chief Technical Officer of Computer & Communications Associates, INC. (now UWIN Technologies), a research and development oriented company. The products developed by his team include advanced cordless PBX , cordless Skype phones, cordless VoIP phones, and wireless home automations.

Tseng Ming-Huang- Director

Mr. Tseng was a founder and currently serves as CEO of CeraMicro Technology Corp. which was started in 2003. CeraMicro is a leading RF solution provider of the wireless communications industry, focused on the design and manufacturing of system-level packaging applications (SiP, System-in-Package) and IEEE 802.15.4 standard "ZigBee" wireless network chip modules. From 2001 to 2003, he served as the general manager of international strategy investment for the Wise Group Inc.

J.T. Wang– Vice President of Asia Operations

Mr. Wang joined us on April 1, 2007. During the past seventeen (17) years, Mr. Wang served as a senior regional manager of Panasonic’s Taiwan operations. Mr. Wang has profound knowledge of the telecommunications industry not only in the associated technologies, but also with sales distribution channels.

Family Relationships

There are no family relationships among our directors or executive officers.

Significant Employees

We have no significant employees other than the officers of our company.

Involvement in Certain Legal Proceedings

Our directors and executive officers, promoters or control persons have not been involved in any of the following events during the past ten years:

a.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

b.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

c.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii.	Engaging in any type of business practice; or

	iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

d.

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

e.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

f.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

g.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	iv.	Any Federal or State securities or commodities law or regulation; or

v.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

	vi.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

h.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Director Independence and Board Meetings

We currently act with four (4) directors, consisting of James Wu, Cheng Chun-Chih, Dr. Shiau Tzong-Huei and Tseng Ming-Huang. We have determined that Mr. Tseng Ming-Huang is an “independent directors” as defined in FINRAAQ Marketplace Rule 4200(a)(15).

Our board of directors held no formal meetings during the year ended December 31, 2009. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Alberta Business Corporations Act, as valid and effective as if they had been passed at a meeting of the directors duly called and held. Our audit committee was struck on March 6, 2009 and as such did not hold any meetings in 2009.

Audit Committee

Currently our audit committee consists of Mr. James Wu and Mr. Cheng Chun-Chih, none of whom are independent.

During fiscal 2009 aside from quarterly review teleconferences, there were no meetings held by this committee. The business of the audit committee was conducted though these teleconferences and by resolutions consented to in writing by all the members and filed with the minutes of the proceedings of the audit committee.

Our board of directors has determined that it does not have an audit committee member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee members are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Nomination Process

As of December 31, 2009, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our board of directors. Our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our board of directors has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when the board considers a nominee for a position on our board of directors. If shareholders wish to recommend candidates directly to our board, they may do so by sending communications to the president of our company at the address on the cover of this proxy/registration statement.

Committees of the Board

We currently do not have nominating or compensation committees or committees performing similar functions nor do we have a written nominating or compensation committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors.

National Instrument 52-110

We are a reporting issuer in the Provinces of British Columbia and Alberta. National Instrument 52-110 of the Canadian Securities Administrators requires our company, as a venture issuer, to disclose annually in our proxy statement certain information concerning the constitution of our audit committee and our relationship with our independent auditor. As defined in National Instrument 52-110, Mr. James Wu and Mr. Cheng Chun-Chih are not independent.

Mr. James Wu and Mr. Cheng Chun-Chih are “financially literate”, as defined in National Instrument 52-110, as they have the industry experience necessary to understand and analyze financial statements of our company, as well as the understanding of internal controls and procedures necessary for financial reporting. For a description of the education and experience of Mr. James Wu and Mr. Cheng Chun-Chih that is relevant to the performance of their responsibilities as an audit committee member, please see the disclosure under the heading “Directors and Executive Officers – Business Experience”.

The audit committee is responsible for review of both interim and annual financial statements for our company. For the purposes of performing their duties, the members of the audit committee have the right at all times, to inspect all the books and financial records of our company and any subsidiaries and to discuss with management and the external auditors of our company any accounts, records and matters relating to the financial statements of our company. The audit committee meets periodically with management and annually with the external auditors.

Since the commencement of our company’s most recently completed financial year, our company has not relied on the exemptions contained in sections 2.4 or 8 of National Instrument 52-110. Section 2.4 (De Minimis Non-audit Services) provides an exemption from the requirement that the audit committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided. Section 8 (Exemptions) permits a company to apply to a securities regulatory authority for an exemption from the requirements of National Instrument 52-110 in whole or in part.

The audit committee has adopted specific policies and procedures for the engagement of non-audit services as set out in the Audit Committee Charter of our company.

We are relying on the exemption provided by section 6.1 of National Instrument 52-110 which provides that as we are a venture issuer, we are not required to comply with Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of National Instrument 52-110.

National Instrument 58-101

We are a reporting issuer in the Provinces of British Columbia and Alberta. National Instrument 58-101 of the Canadian Securities Administrators requires our company, as a venture issuer, to disclose annually in our proxy statement certain information concerning corporate governance disclosure.

Board of Directors

The board of directors is comprised of the following four individuals: James Wu, President; Cheng Chun-Chih, Chairman of Taiwan Halee International Co. Ltd. ("HTT"), Dr. Shiau Tzong-Huei, Chairman TransAKT Taiwan Corp. and CTO of HTT; Tseng Ming-Huang

We do not have any directors that are presently directors of other issuers that are reporting issuers (or the equivalent).

Independent Directors.

National Instrument 52-110 ("NI 52-110") of the Canadian Securities Administrators provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's board of directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the board of directors of the Corporation has determined that the following directors are independent within the meaning of NI 52-110: Tseng Ming-Huang

Non-Independent Directors.

The board of directors of the Corporation has determined that the following directors are not independent based on the guidelines set forth in NI 52-110:

James Wu	President of the Corporation
Cheng Chun-Chih	Chairman of HTT, a wholly owned subsidiary of the Corporation

Dr. Shiau Tzong-Huei	Chairman TransAKT Taiwan Corp. , a wholly owned subsidiary of the Corporation, and CTO of HTT

Orientation and Continuing Education

The Corporation does not currently have any formal orientation and education programs for new directors of the Corporation. Each director has the responsibility to ensure that he maintains the skill and knowledge to meet his obligations as a director. Board members are encouraged to communicate with management of the Corporation, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, to attend related industry seminars and conventions and to visit the Corporation's operations. Directors have full access to the Corporation's records.

Ethical Business Conduct

The Board of Directors has adopted a written Code of Business Conduct (the "Code"). A copy of this Code was attached to the Information Circular for our October 26, 2007 shareholders meeting, and it is available on SEDAR at www.sedar.com. Upon request, TransAKT will promptly provide a copy of such document free of charge to Shareholders. The Code applies to the Corporations' directors, officers, employees and consultants, each of whom is expected to ensure that his or her behaviour accords with the letter and spirit of the Code. The Board of Directors takes reasonable steps to monitor compliance with the Code by encouraging all directors, officers, employees and consultants to report violations of this Code.

Nomination of Directors

Responsibility for identifying new candidates to join the Board of Directors and recommending nominees for election as directors belongs to the Board of Directors as a whole at this time. The Board of Directors is required to consider candidate independence, financial acumen, skills and available time to devote to the duties of the Board of Directors in making their recommendations for nomination. The Board of Directors reviews the composition and size of the Board of Directors and tenure of directors in advance of annual meetings when directors are elected by the Corporation's Shareholders, as well as when individual directors indicate that their term may end or that their status may change. In order to ensure an objective nomination process, the independent directors take the lead in the director nomination process.

Compensation

The Board of Directors as a whole reviews the compensation for the directors and senior management annually. The Board of Directors makes an effort to provide compensation relative to industry standards. Directors who are also members of management abstain from voting on matters related to senior management compensation.

Other Board Committees

Other than the Audit Committee there are no other committees of the Board of Directors.

Assessments

The Board of Directors takes steps to satisfy itself that the Board, its committees and individual directors are performing effectively by providing each director with the opportunity to attend all meetings either in person or by teleconference at the cost of the Corporation.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2009 and 2008; and

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2009 and 2008, who we will collectively refer to as the Named Executive Officers, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

Name and Principal Position	Year	Annual Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)
James Wu President & Chief Executive Officer	2008 and 2009	90,000
J.T. Wang Vice President of Asia Operations	2008 and 2009	40,000
Taifen Day Chief Financial Officer	2008 and 2009	-	-	-

2009 Grants of Plan-Based Awards

We did not have any equity and non-equity awards granted pursuant to plans to the named executives as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

We did not have any outstanding equity awards granted to the named executives in as of December 31, 2009.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2009 there were no options exercised by our Named Executive Officers.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors. We did not pay any compensation to our non-employee directors during the fiscal year ended December 31, 2009.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

RELATED PARTY TRANSACTIONS

Except as described below, no director, executive officer, principal shareholder holding at least five percent of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our year ended December 31, 2009, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last two completed fiscal years.

The Company’s officers and shareholders have advanced funds to the Company for working capital purpose. The Company has not entered into any agreement on the repayment terms for these advances. As of June 30, 2010 and December 31, 2009, there were $561,214 and $435,225 advances outstanding, respectively.

The Company also had loans payable to five shareholders amounted to $60,400 as of June 30, 2010 and December 31, 2009. The unsecured loans bear interest at the rate of 12% per annum, and due on May and June 2010.

SECURITY OWNERSHIP

The following table sets out the percentage of outstanding common shares owned by our company’s directors and executive officers that are entitled to vote on each matter properly brought before the meeting. As stated in the table, our directors and executive officers as a group own 10.8%, or 11,050,000 shares, of our common stock out of the 102,645,120 shares of our common stock issued and outstanding as of September 10, 2010. In order to consummate the Continuation, the Alberta Business Corporation Act requires that two-thirds, or 66.7%, of the shares entitled to vote at the meeting as of the record date of October 15, 2010 are voted in support of the special resolution to approve the continuance. Our directors and executive officers intend to vote their shares in favor of the continuance.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
James Wu	5,000,000	4.9%
Taifen Day	Nil	Nil
Cheng Chun-Chih	5,000,000	4.9%
Dr. Shiau Tzong-Huei	1,000,000	1.0%
Tseng Ming-Huang	50,000	Nil

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Directors and Executive Officers as a Group(1)	11,050,000 common shares	10.8%
Hsieh Chi-Hsien	7,650,000	7.5%
Lin Yu-Hsiung	10,000,000	9.7%
Pan Yu-Jung	6,000,000	5.9%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 10, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. As of September 10, 2010, we had no options or warrants outstanding.

(2)	Percentage based on 102,645,120 shares of common stock outstanding on September 10, 2010.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of an unlimited number of shares of common stock, with no par value and an unlimited number of shares of preferred stock, with no par value. Upon completion of the Continuance, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.001 per share and 200,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of September 10, 2010, there were 102,645,120 shares of our common stock issued and outstanding that were held by 52 holders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of September 10, 2010, there were no shares of preferred stock issued and outstanding. Our board of directors is authorized to issue preferred stock and to fix the consideration and preferences of the preferred stock.

STOCKHOLDER PROPOSALS

Stockholders of our company may submit proposals to be considered for stockholder action at the special and annual meeting of our stockholders if they do so in accordance with applicable regulations of the SEC and the laws of the Province of Alberta. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than October 20, 2010. Stockholder proposals should be addressed to the Secretary, at our principal office is located at No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township Taipei County 222, Taiwan (R.O.C.).

EXPERTS

No expert or counsel named in this proxy statement-prospectus as having prepared or certified any part of this proxy statement-prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of our common stock was employed on a contingency basis or had, or is to receive, in connection with the registration, a substantial interest, directly or indirectly, in our company or any of our subsidiaries. Nor was any such person connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of our company as of December 31, 2009 and 2008 included in this proxy statement-prospectus have been audited by KCCW Accountancy Corp., an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for our company by Macdonald Tuskey Corporate & Securities Lawyers, of Vancouver, British Columbia, Canada. Material income tax consequences of the Continuance will be passed upon for our company in Canada by Clark Wilson, LLP, and in the United States by Williams Kastner.

AVAILABLE INFORMATION

We intend to file annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by us, including this proxy statement/prospectus and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's website at "www.sec.gov".

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Engagement of KCCW Accountancy Corp.

We engaged KCCW Accountancy Corp. (“KCCW”) as our principal independent accountant effective April 29, 2009. Kabani & Company, Inc., Certified Public Accountants, (“Kabani”) resigned as our principal independent accountant at the request of our company, effective April 29, 2009. The decision to change principal independent accountants has been approved by our board of directors.

Kabani’s report dated February 6, 2008 on the balance sheets of our company as at December 31, 2007 and the statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through to April 29, 2009, there were no disagreements with Kabani on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Kabani would have caused them to make reference thereto in their reports on our audited financial statements. Since April 29, 2009 we have also not had any disagreements with KCCW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KCCW would have caused them to make reference thereto in their reports on our audited financial statements.

FINANCIAL STATEMENTS

TRANSAKT LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2009 AND 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
JUNE 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

TransAKT Ltd.

We have audited the accompanying consolidated balance sheets of TransAKT Ltd. and its subsidiaries (the “Company”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial positions of TransAKT Ltd. as of December 31, 2008 and 2009, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has accumulated deficit of $(2,038,892) at December 31, 2009 including a net loss of $(249,643) during the year ended December 31, 2009. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

June 6, 2010

TRANSAKT LTD.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 and 2008

	December 31,	December 31,
ASSETS	2009	2008
Current Assets
Cash and cash equivalents	$874,418	$205,658
Restricted cash	498,540	563,756
Accounts receivable, net	2,049,995	2,245,101
Inventory	1,373,516	2,924,211
Other receivable, net	6,278	4,351
Prepaid expenses	51,196	26,683
Investments	50,915	152,569
Total Current Assets	4,904,858	6,122,329

Property & Equipment, net	3,130	9,205

Deposits	72,891	29,624

Total Assets	$4,980,879	$6,161,158

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,161,586	$1,556,676
Other payable	-	22,120
Bank loans	2,083,361	2,773,399
Loan payable to related party	495,625	277,032
Total Current Liabilities	3,740,572	4,629,227

Non-current Liabilities
Unsecured convertible notes payable, net of unamortized discounts of $10,541	19,459	-

Stockholders' Equity
Common stock, unlimited shares authorized for issuance, no par value, 102,645,120 shares issued and outstanding	3,260,018	3,260,018
Additional paid-in capital	15,000	-
Other comprehensive income (loss)	(15,278)	61,162
Accumulated deficit	(2,038,892)	(1,789,249)
Total Stockholders' Equity	1,220,848	1,531,931

Total Liabilities and Stockholders' Equity	$4,980,879	$6,161,158

The accompanying notes are an integral part of the financial statements

TRANSAKT LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues:
Sales of goods, net	$10,623,736	$9,546,132
Total revenues	10,623,736	9,546,132

Operating costs and expenses:
Cost of sales	9,780,380	8,489,638
Selling, general and administrative expenses	1,029,425	1,262,977

Loss from operations	(186,069)	(206,483)

Other income (expense)
Interest income	1,414	8,147
Investment income (loss)	7,119	(9,279)
Currency exchange gain (loss)	25,699	(84,180)
Other income	-	11,151
Interest expense	(96,474)	(122,573)
Total other expense	(62,242)	(196,734)

Loss before income taxes	(248,311)	(403,217)

Provision for income taxes	1,332	17,559

Net loss	$(249,643)	$(420,776)

Loss per share: Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding: Basic and diluted	102,645,120	102,645,120

The accompanying notes are an integral part of the financial statements

TRANSAKT LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

			Additional		Other
	Common Stock		Paid-in	Prepaid	Comprehensive	Accumulated
	Shares	Amount	Capital	Consulting	Income (loss)	Deficit	Total
Balance at December 31, 2007	102,645,120	$3,260,018	$-	$(131,290)	$94,259	$(1,368,473)	$1,854,514
Amortization of consulting fees	-	-	-	131,290	-	-	131,290
Foreign currency translation adjustment	-	-	-	-	(33,097)	-	(33,097)
Net loss	-	-	-	-	-	(420,776)	(420,776)
Balance at December 31, 2008	102,645,120	$3,260,018	$-	$-	$61,162	$(1,789,249)	$1,531,931
Foreign currency translation adjustment	-	-	-	-	(76,440)	-	(76,440)
Beneficial conversion feature relating to convertible debentures	-	-	15,000	-	-	-	15,000
Net loss	-	-	-	-	-	(249,643)	(249,643)
Balance at December 31, 2009	102,645,120	$3,260,018	$15,000	$-	$(15,278)	$(2,038,892)	$1,220,848

The accompanying notes are an integral part of the financial statements

TRANSAKT LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECDEMBER 31, 2009 AND 2008

	2009	2008
Cash flows from operating activities
Net loss	$(249,643)	$(420,776)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,159	18,526
Loss on disposal of fixed assets	-	16,724
Investment loss (income)	(7,119)	9,279
Amortization of consulting fees	-	121,592
Amortization of debt discount attributable to convertible debentures	4,118	-
Changes in assets and liabilities:
Decrease in accounts receivable	185,362	858,511
(Increase) Decrease in inventory	1,568,377	(1,052,753)
(Increase) Decrease in other receivables	6,659	(4,529)
(Increase) Decrease in prepaid expense	(33,947)	44,206
(Increase) in deposits	(42,252)	(329)
(Decrease) in accounts payable and accrued expenses	(429,750)	(481,291)
Net cash provided by (used in) operating activities	1,007,964	(890,840)
Cash flows from investing activities
Proceeds from sales of property and equipment	-	91
Decrease in restricted cash	63,151	188,104
Purchase of investments	-	(168,101)
Proceeds from sale of investments	110,182	-
Net cash provided by investing activities	173,333	20,094
Cash flows from financing activities
Proceeds from bank loans	2,132,162	2,887,063
Repayment of bank loans	(2,820,683)	(2,432,730)
Proceeds from loan from related party	165,011	432,198
Net proceeds from issuance of convertible debentures	27,705	-
Net cash provided by (used in) financing activities	(495,805)	886,531
Effect of exchange rate changes on cash and cash equivalents	(16,732)	(38,188)

Net increase (decrease) in cash and cash equivalents	668,760	(22,403)
Cash and cash equivalents
Beginning	205,658	228,061
Ending	$874,418	$205,658

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$197	$30,524
Interest expense	$109,663	$115,391

The accompanying notes are an integral part of the financial statements

TRANSAKT LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – ORGANIZATION

TransAKT Ltd. (the “Company”) was incorporated under the laws of the Province of Alberta on June 3, 1997. The Company completed the acquisition of Green Point Resources Inc. on October 18, 2000 whereby it became a publicly traded company listed on the Canadian Venture Exchange. In 2004 the Company voluntarily delisted from the TSX Venture Exchange and retained a listing on the Over the Counter Bulletin Board in the United States.

In October 2004 the Company purchased certain assets of IP Mental Inc., a Taiwan based Voice over Internet Protocol (VoIP) company. The company name was changed from TransAKT Corp. to TransAKT Ltd. on September 29, 2006. The Company designs and develops Voice over Internet Protocol (“VoIP”) solutions and mobile payment terminals for the consumer electronics industry.

On November 15, 2006 TransAKT Ltd and the shareholders of Taiwan Halee International Co. Ltd. (HTT), entered into a Share Exchange Agreement in which TransAKT Ltd. acquired 100% of Taiwan Halee International Co. Ltd.’s outstanding common stock. HTT was incorporated under the laws of Republic of China in 1985. HTT is engaged in designing, manufacturing and distribution of Taiwan telecommunications equipment. The acquisition has been accounted for as a reverse acquisition under the purchase method of accounting. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTT, with HTT being treated as the continuing entity. The historical financial statements presented are those of HTT. The continuing company has retained December 31 as its fiscal year end.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of TransAKT Holdings Limited and its wholly owned subsidiaries Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited, collectively referred to within as the Company. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Financial Statement Presentation

Certain changes to the 2008 financial statements have been made to conform to the 2009 financial statement format.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenues are recognized when finished products are shipped to unaffiliated customers and both title and the risks and rewards of ownership are transferred and collectibility is reasonably assured.

The Company’s revenues are recorded upon confirmed acceptance after inspection by the customers of the Company.

Exchange Gain (Loss):

During the years ended December 31, 2009 and 2008, the transactions of TransAKT Holdings Limited, Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited were denominated in foreign currency and were recorded in Taiwan Dollar (TWD) and Canadian Dollar (CAD) at the rates of exchange in effect when the transactions occur. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Translation Adjustment

The Company financial statements are presented in the U.S. dollar ($), which is the Company’s reporting currency, while its functional currency is Taiwan dollar (TWD) and Canadian Dollar (CAD). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollar ($) using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from TWD and CAD into U.S. dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income.

Comprehensive Income

Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

The Company adopted ASC 740-10-25, Income Taxes- Overall-Recognition, on January 1, 2007, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25.

Statement of Cash Flows

In accordance with generally accepted accounting principles (GAAP), cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for un-collectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Restricted Cash

The Company had restricted cash and investments of $498,540 and $563,756 for year ended December 31, 2009 and 2008, respectively. The restricted cash primarily collateralizes the Company’s bank loans and issuances of standby and commercial letters of credit. The restrictions expire when related obligations are fulfilled.

Allowance for Doubtful Accounts

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Allowance for doubtful debts amounted to $190,402 and $187,353 as at December 31, 2009 and December 31, 2008, respectively.

Inventory

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of December 31, 2009 and 2008, inventory consisted only of finished goods.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Furniture and Fixtures	3 -5 years
Equipment	3- 5 years
Computer Hardware and Software	3- 5 years
Automobile	3-5 years

As of December 31, 2009, Property, Plant & Equipment consist of the following:

Computer and office equipment	$59,769
Accumulated depreciation	(56,639)

$3,130

Depreciation expenses were $6,159 and $18,526 for the years ended December 31, 2009 and 2008, respectively.

Fair Value of Financial Instruments

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.

Effective October 1, 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on the Company’s unaudited condensed consolidated financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Net Loss Per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation of the diluted loss per share if their effect would be anti-dilutive.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Recent accounting pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force,” to provide amendments to the criteria in Subtopic 609-24 of the Codification for separating consideration into multiple-deliverable revenue arrangements. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of each specific deliverable which includes vendor-specific objective evidence (“VSOE”) if available, third party evidence if VSOE is not available or estimated selling price if neither VSOE nor third party evidence is available. ASU 2009-13 also eliminates the residual method for allocating revenue between the elements of an arrangement and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable’s selling price. This Update expands the disclosure requirements regarding a vendor’s multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the impact of ASU 2009-13 on its financial statements and does not expect the adoption of this standard will have material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements , which, among other things, amends Accounting Standards Topic 820 Fair Value Measurements and Disclosures (ASC 820) to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company’s adoption of this standard had no impact on its financial position, results of operations or cash flows.

Going Concern

The Company has incurred a net loss of $249,643 and $420,776 during the years ended December 31, 2009 and 2008, respectively, and has an accumulated deficit of $2,038,892 and $1,789,249 as of December 31, 2009 and December 31, 2008, respectively.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The ability of the Company to continue research and development projects and realize the capitalized value of proprietary technologies and related assets is dependent upon future commercial success of the technologies and raising sufficient funds to continue research and development as well as to effectively market its products. Through December 31, 2009, the Company has not realized commercial success of the technologies, nor have they raised sufficient funds to continue research and development or to market its products.

There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: (1) Tightly budgeting and controlling all expenses; (2) Expanding the company’s operations into China, expanding product lines and recruiting a strong sales team to significantly increase sales revenue and profit in 2010; (3) The Company plans to continue actively seeing additional funding opportunities to improve and expand upon our product lines.

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The accounts payable and accrued expenses as of December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Accounts payable	$911,780	$1,390,155
Accrued expenses	155,110	153,482
Sales tax payable	35,391	-
Accrued payroll	59,305	-
Income Taxes Payable	-	13,039

Total	$1,161,586	$1,556,676

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company’s officers and shareholders have advanced funds to the Company for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. As of December 31, 2009 and 2008, there were $435,225 and $216,632 advances outstanding, respectively.

The Company also had loans payable to five shareholders amounted to $60,400 as of December 31, 2009 and 2008. The unsecured loans bear interest at the rate of 12% per annum, and due on May and June 2010.

NOTE 5 - LOANS PAYABLE

The Company has loan payable amounting to $2,083,361 as of December 31, 2009 from several commercial banks in Taiwan. The loans are partially secured by certificate of deposits for $498,540 and accounts receivable. The loans payable at December 31, 2009 comprised of the following:

		Interest per
Nature	Due on	Annum	Amount
Secured note payable from a bank	1/12/2010	5.25%	27,000
Secured note payable from a bank	1/12/2010	5.25%	39,300
Secured note payable from a bank	2/3/2010	5.25%	40,300
Secured note payable from a bank	2/10/2010	5.25%	55,460
Secured note payable from a bank	2/23/2010	5.25%	117,700
Secured note payable from a bank	2/4/2010	5.25%	23,250
Secured note payable from a bank	4/8/2010	5.25%	37,800
Secured note payable from a bank	4/20/2010	5.25%	12,500
Secured note payable from a bank	4/20/2010	5.25%	37,500
Secured note payable from a bank	4/25/2010	5.25%	16,500
Secured note payable from a bank	4/25/2010	5.25%	31,286
Secured note payable from a bank	4/25/2010	5.25%	25,920
Secured note payable from a bank	5/5/2010	5.25%	38,700
Secured note payable from a bank	5/13/2010	5.25%	27,000
Secured note payable from a bank	5/8/2010	5.25%	39,000
Secured note payable from a bank	5/17/2010	5.25%	16,170
Secured note payable from a bank	5/25/2010	5.25%	55,460
Secured note payable from a bank	5/26/2010	5.10%	56,875
Secured note payable from a bank	12/28/2010	2.88%	151,500
Secured note payable from a bank	3/1/2010	5.35%	23,007
Secured note payable from a bank	3/6/2010	5.35%	27,914
Secured note payable from a bank	1/14/2010	5.00%	52,000
Secured note payable from a bank	1/22/2010	5.00%	25,750
Secured note payable from a bank	5/7/2010	5.00%	82,800
Secured note payable from a bank	3/8/2010	1.52%	692,717
Secured note payable from a bank	2/10/2010	2.40%	17,800
Secured note payable from a bank	4/26/2010	2.58%	45,797
Secured note payable from a bank	3/22/2010	2.42%	36,600
Secured note payable from a bank	3/30/2010	2.42%	27,000
Secured note payable from a bank	3/29/2010	2.42%	32,250
Secured note payable from a bank	3/30/2010	2.42%	36,000
Secured note payable from a bank	4/12/2010	2.43%	21,000
Secured note payable from a bank	4/12/2010	2.43%	31,800
Secured note payable from a bank	4/28/2010	2.43%	40,500
Secured note payable from a bank	5/4/2010	2.43%	31,125
Secured note payable from a bank	5/10/2010	2.43%	10,080
Total			$2,083,361
Current portion			$2,083,361
Long-term portion			$-

NOTE 6 – INCOME TAXES

The Company was incorporated under the laws of the Province of Alberta, Canada and has operations in primarily two tax jurisdictions - Taiwan and Canada. For certain operations in Taiwan and Canada, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2009 and 2008. Accordingly, the Company has no net deferred tax assets.

Canada:

The statutory tax rate under Canada tax law is 34%. The Company has significant income tax net operating losses (“NOL”) carried forward from prior years. Due to the uncertainty of the realizability of the related deferred tax assets, a reserve equal to the amount of deferred income taxes has been established at December 31, 2009 and 2008. The Company has provided 100% valuation allowance to the deferred tax assets as of December 31, 2009 and 2008.

Taiwan:

The statutory tax rate under Taiwan tax law is 25%. The Company has several deferred tax asset items. Due to the uncertainty of the realizability of the related deferred tax assets, a reserve equal to the amount of deferred income taxes has been established at December 31, 2009 and 2008. The Company has provided 100% valuation allowance to the deferred tax assets as of December 31, 2009 and 2008.

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2009 and 2008:

	2009	2008
Income tax expense – current	$1,332	$17,559
Income tax expense – deferred	-	-
Total income tax expense	$1,332	$17,559

Deferred taxes:

The tax effect of temporary differences that give rise to the Company’s deferred tax asset as of December 31, 2009 and 2008 are as follows:

Canada:	2009	2008
Deferred tax asset – non-current:
Net operating loss carry forward	$2,301,024	$2,241,872
Valuation allowance	(2,301,024)	(2,241,872)
Net deferred tax asset	$-	$-

Taiwan:	2009	2008
Deferred tax asset – non-current:
Net operating loss carry forward	$16,514	$-
Foreign currency exchange loss (gain)	(7,555)	14,280
Other temporary non-deductible difference	-	2,539
Valuation allowance	(8, 959)	(16,819)
Net deferred tax asset	$-	$-

NOTE 7 - COMMITTMENTS

Operating Leases

The Company leases various office facilities under operating leases that expire on various dates of year 2010. Rental expense for these leases consisted of approximately $39,596 and $83,677 for the years ended December 31, 2009 and 2008, respectively. The Company has future minimum lease obligations of $21,483 for the twelve-month period ended December 31, 2010.

NOTE 8 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders’ equity, at December 31, 2009 and 2008 are as follows:

Foreign Currency
Translation
Adjustment
Balance at December 31, 2007	$94,259
Change for 2008	(33,097)
Balance at December 31, 2008	61,162
Change for 2009	(76,440)
Balance at December 31, 2009	$(15,278)

NOTE 9 - FAIR VALUE MEASUREMENTS

Generally accepted accounting principles (GAAP) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to observable quoted prices (unadjusted) in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.

As of December 31, 2009 and 2008 the Company had $50,915 and $152,569, respectively, in Level 1 investments in the form of mutual funds.

NOTE 10 - PRIVATE PLACEMENT OF CONVERTIBLE NOTES

12% Unsecured Convertible Promissory Notes dated May 29, 2009

On May 29, 2009, the Company issued $30,000 convertible promissory notes due May 29, 2011 with interest at 12% per annum due upon maturity. The note is convertible at any time after the first anniversary after the closing date, at the holder’s option, into shares of the Company’s common stock at a price of $0.02 per share. At maturity, any accrued and unpaid interest, is payable to the holder.

In accordance with ASC 470-20, the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $15,000 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (two years) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($15,000) to debt discount which will be amortized to interest expense over the term of the note. Amortization of $4,459 was recorded for the year ended December 31, 2009.

******

     TRANSAKT LTD.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,033,525	$874,418
Restricted cash	1,043,132	498,540
Accounts receivable, net	2,837,774	2,049,995
Inventory	1,810,512	1,373,516
Other receivable, net	8,969	6,278
Prepaid expenses	63,076	51,196
Investments	28,162	50,915
Total Current Assets	6,825,150	4,904,858

Property & Equipment, net	2,331	3,130

Deposits	29,924	72,891

Total Assets	$6,857,405	$4,980,879

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,180,136	$1,161,586
Bank loans	2,694,296	2,083,361
Loan payable to related party	621,614	495,625
Total Current Liabilities	5,496,046	3,740,572

Non-current Liabilities
Unsecured convertible notes payable, net of unamortized discounts of $6,791 and $10,541	23,209	19,459

Stockholders' Equity
Common stock, unlimited shares authorized for issuance, no par value, 102,645,120 shares issued and outstanding	3,260,018	3,260,018
Additional paid-in capital	15,000	15,000
Other comprehensive income (loss)	72,461	(15,278)
Accumulated deficit	(2,009,329)	(2,038,892)
Total Stockholders' Equity	1,338,150	1,220,848

Total Liabilities and Stockholders' Equity	$6,857,405	$4,980,879

The Accompanying Notes Are an Integral Part of the Financial Statements.

TRANSAKT LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,2010	June 30,2009	June 30,2010	June 30,2009
Revenues:
Sales of goods, net	$6,222,107	$5,657,303	$2,960,219	$2,685,500
Total revenues	6,222,107	5,657,303	2,960,219	2,685,500

Operating costs and expenses:
Cost of sales	5,814,814	5,367,877	2,737,218	2,596,143
Selling, general and administrative expenses	452,136	432,878	229,886	235,112

Loss from operations	(44,843)	(143,452)	(6,885)	(145,755)

Other income (expense):
Interest income	1,044	173	714	173
Investment income	487	151	487	151
Currency exchange gain (loss)	106,330	(28,147)	61,911	16,132
Interest expense	(33,455)	(38,387)	(8,954)	(22,868)
Total other income (expense)	74,406	(66,210)	54,158	(6,412)

Income (loss) before income taxes	29,563	(209,662)	47,273	(152,167)

Provision for income taxes	-	1,282	-	16

Net income (loss)	$29,563	$(210,944)	$47,273	$(152,183)

Income (loss) per share: Basic and diluted income (loss) per share	$0.00	$(0.00)	$0.00	$(0.00)

Weighted average number of shares outstanding: Basic and diluted	102,645,120	102,645,120	102,645,120	102,645,120

The Accompanying Notes Are an Integral Part of the Financial Statements.

TRANSAKT LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2010	June 30, 2009
Cash flows from operating activities
Net income (loss)	$29,563	$(210,944)
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of short-term Investment	(487)	(151)
Depreciation expense	964	918
Amortization of debt discount attributable to convertible debentures	3,696	68
Changes in assets and liabilities:
(Increase) in accounts receivable	(648,961)	(597,425)
(Increase) Decrease in inventory	(346,136)	1,050,747
(Increase) Decrease in other receivables	(2,259)	4,261
(Increase) in prepaid expense	(8,610)	(23,894)
Decrease in deposits	45,062	2,567
Increase in accounts payable and accrued expenses	929,227	484,847
Net cash provided by operating activities	2,059	710,994

Cash flows from investing activities
(Increase) Decrease in restricted cash	(502,484)	123,485
Proceeds from sale of investments	25,687	106,096
Net cash provided by (used in) investing activities	(476,797)	229,581

Cash flows from financing activities
Proceeds from bank loans	2,473,715	2,059,353
Repayment of bank loans	(1,999,370)	(2,529,361)
Due from related party	104,750	82,447
Net proceeds from issuance of convertible debentures	-	28,827
Net cash provided by (used in) financing activities	579,095	(358,734)

Effect of exchange rate changes on cash and cash equivalents	54,750	9,976

Net increase in cash and cash equivalents	159,107	591,817

Cash and cash equivalents
Beginning	874,418	205,658
Ending	$1,033,525	$797,475

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$39,148	$59,868

TRANSAKT LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial reporting and in accordance with instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements contained in this report reflect all adjustments that are normal and recurring in nature and considered necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the interim period are not necessarily indicative of the results expected for the full year. These unaudited, condensed consolidated financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009.

Organization

TransAKT Ltd. (the “Company”) was incorporated under the laws of the Province of Alberta on June 3, 1997. The Company completed the acquisition of Green Point Resources Inc. on October 18, 2000 whereby it became a publicly traded company listed on the Canadian Venture Exchange. In 2004 the Company voluntarily delisted from the TSX Venture Exchange and retained a listing on the Over the Counter Bulletin Board in the United States.

In October 2004 the Company purchased certain assets of IP Mental Inc., a Taiwan based Voice over Internet Protocol (VoIP) company. The company name was changed from TransAKT Corp. to TransAKT Ltd. on September 29, 2006. The Company designs and develops Voice over Internet Protocol (“VoIP”) solutions and mobile payment terminals for the consumer electronics industry.

On November 15, 2006 TransAKT Ltd and the shareholders of Taiwan Halee International Co. Ltd. (HTT), entered into a Share Exchange Agreement in which TransAKT Ltd. acquired 100% of Taiwan Halee International Co. Ltd.’s outstanding common stock. HTT was incorporated under the laws of Republic of China in 1985. HTT is engaged in designing, manufacturing and distribution of Taiwan telecommunications equipment. The acquisition has been accounted for as a reverse acquisition under the purchase method of accounting. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTT, with HTT being treated as the continuing entity.

Principles of Consolidation

The consolidated financial statements include the accounts of TransAKT Holdings Limited and its wholly owned subsidiaries Taiwan Halee International Co. Ltd. and TransAKT Taiwan Limited, collectively referred to within as the Company. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statement of Cash Flows

In accordance with generally accepted accounting principles (GAAP), cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Allowance for Doubtful Accounts

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Allowance for doubtful debts amounted to $201,835 and $190,402 as at June 30, 2010 and December 31, 2009, respectively.

Inventory

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of June 30, 2010 and December 31, 2009, inventory consisted only of finished goods.

Recent Accounting Pronouncements

In February 2010 the FASB issued Update No. 2010-09 “Subsequent Events (Topic 855)” (“2010-09”). 2010-09 clarifies the interaction of Accounting Standards Codification 855 “Subsequent Events” (“Topic 855”) with guidance issued by the SEC as well as the intended breadth of the reissuance disclosure provision related to subsequent events found in paragraph 855-10-50-4 in Topic 855. This update is effective for annual or interim periods ending after June 15, 2010. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In February 2010 the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the SEC has stated the presumption that for certain shareholders escrowed shares represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

Going Concern

The Company has incurred a net loss of $210,944 during the six-month periods ended June 30, 2009, and has an accumulated deficit of $2,009,329 as of June 30, 2010.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The ability of the Company to continue research and development projects and realize the capitalized value of proprietary technologies and related assets is dependent upon future commercial success of the technologies and raising sufficient funds to continue research and development as well as to effectively market its products. Through June 30, 2010, the Company has not realized commercial success of the technologies, nor have they raised sufficient funds to continue research and development or to market its products.

There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: (1) Tightly budgeting and controlling all expenses; (2) Expanding the company’s operations into China, expanding product lines and recruiting a strong sales team to significantly increase sales revenue and profit in next year; (3) The Company plans to continue actively seeing additional funding opportunities to improve and expand upon our product lines.

NOTE 2 - RELATED PARTY TRANSACTIONS

Loan Payable to Related Parties

The Company’s officers and shareholders have advanced funds to the Company for working capital purpose. The Company has not entered into any agreement on the repayment terms for these advances. As of June 30, 2010 and December 31, 2009, there were $561,214 and $435,225 advances outstanding, respectively.

The Company also had loans payable to five shareholders amounted to $60,400 as of June 30, 2010 and December 31, 2009. The unsecured loans bear interest at the rate of 12% per annum, and due on May and June 2010.

NOTE 3 - LOANS PAYABLE

The Company has loan payable amounting to $2,694,296 as of June 30, 2010 from several commercial banks in Taiwan. The loans are partially secured by certificate of deposits for $1,043,132 and accounts receivable. The loans payable at June 30, 2010 comprised of the following:

		Interest per
Nature	Due on	Annum	Amount
Secured note payable from a bank	8/10/2010	5.10%	70,740
Secured note payable from a bank	8/8/2010	5.10%	32,050
Secured note payable from a bank	9/4/2010	5.10%	45,050
Secured note payable from a bank	9/15/2010	5.10%	41,400
Secured note payable from a bank	8/31/2010	5.10%	199,683
Secured note payable from a bank	9/15/2010	5.10%	224,932
Secured note payable from a bank	12/28/2010	2.88%	160,650
Secured note payable from a bank	8/22/2010	6.10%	28,620
Secured note payable from a bank	9/5/2010	6.10%	24,300
Secured note payable from a bank	9/9/2010	6.10%	31,860
Secured note payable from a bank	8/28/2010	6.10%	12,182
Secured note payable from a bank	9/24/2010	6.20%	21,135
Secured note payable from a bank	8/25/2010	5.00%	54,960
Secured note payable from a bank	9/6/2010	5.00%	25,920
Secured note payable from a bank	9/3/2010	5.00%	38,400
Secured note payable from a bank	9/16/2010	5.00%	16,500
Secured note payable from a bank	9/17/2010	5.00%	12,290
Secured note payable from a bank	10/1/2010	5.00%	25,920
Secured note payable from a bank	10/15/2010	5.00%	129,250
Secured note payable from a bank	10/29/2010	5.00%	37,800
Secured note payable from a bank	10/29/2010	5.00%	10,450
Secured note payable from a bank	11/5/2010	5.00%	104,940
Secured note payable from a bank	11/12/2010	5.00%	39,000
Secured note payable from a bank	11/12/2010	5.00%	26,892
Secured note payable from a bank	11/11/2010	5.00%	40,100
Secured note payable from a bank	7/5/2010	1.5275%	310,278
Secured note payable from a bank	8/5/2010	1.5370%	173,569
Secured note payable from a bank	10/5/2010	1.5243%	273,108
Secured note payable from a bank	11/5/2010	1.5243%	24,934
Secured note payable from a bank	7/21/2010	2.3580%	48,000
Secured note payable from a bank	8/2/2010	2.3563%	9,670
Secured note payable from a bank	9/27/2010	2.3762%	17,390
Secured note payable from a bank	11/1/2010	2.4101%	40,300
Secured note payable from a bank	11/15/2010	2.4725%	38,700
Secured note payable from a bank	11/18/2010	3.0136%	65,150
Secured note payable from a bank	11/18/2010	2.9040%	49,779
Secured note payable from a bank	9/27/2010	2.4419%	35,400
Secured note payable from a bank	8/31/2010	2.2833%	125,994
Secured note payable from a bank	12/13/2010	2.7801%	27,000
	Total		$2,694,296
	Current portion		2,694,296
	Long-term portion		$-

NOTE 4 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders’ equity, at June 30, 2010 and December 31, 2009 are as follows:

Foreign Currency
Translation
Adjustment
Balance at December 31, 2008	$61,162
Change for 2009	(76,440)
Balance at December 31, 2009	(15,278)
Change for six months ended June 30, 2010	87,739
Balance at June 30, 2010	$72,461

NOTE 5 - FAIR VALUE MEASUREMENTS

Generally accepted accounting principles (GAAP) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to observable quoted prices (unadjusted) in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.

As of June 30, 2010 and December 31, 2009, the Company had $28,162 and $50,915, respectively, in Level 1 investments in the form of mutual funds.

NOTE 6 - PRIVATE PLACEMENT OF CONVERTIBLE NOTES

12% Unsecured Convertible Promissory Notes dated May 29, 2009

On May 29, 2009, the Company issued $30,000 convertible promissory notes due May 29, 2011 with interest at 12% per annum due upon maturity. The note is convertible at any time after the first anniversary after the closing date, at the holder’s option, into shares of the Company’s common stock at a price of $0.02 per share. At maturity, any accrued and unpaid interest, is payable to the holder.

In accordance with ASC 470-20, the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $15,000 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (two years) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($15,000) to debt discount which will be amortized to interest expense over the term of the note. Amortization of $3,750 and $62 were recorded for the six month periods ended June 30, 2010 and 2009, respectively.

NOTE 7 – SUBSEQUENT EVENT

On August 12, 2010, the Company filed the Registration Statement (Form S-4) in connection with the continuation of the Company from Alberta to Nevada. Based upon the number of common shares of TransAKT Ltd., a Nevada corporation (“TransAKT Nevada”), expected to be issued to the existing shareholders of TransAKT Ltd., an Alberta corporation (“TransAKT Alberta”), on a one-for-one basis upon completion of the Continuation and based on 102,645,120 shares of common stock of TransAKT Ltd., an Alberta corporation, issued and outstanding. .

The Articles of Conversion of TransAKT Nevada will provide that the authorized capital of the TransAKT will be 300,000,000 shares of common stock, par value $0.001 per share and 200,000,000 shares of preferred stock, par value $0.001 per share.

******

APPENDIX A - Form of Continuation Special Resolutions and Change in Authorized Capital

The following special resolutions, if approved by a special majority of the holders of the issued shares present and entitled to vote on the issue at the meeting of the company, authorize TransAkt to complete the Continuation of TransAkt out of Alberta and the Continuation of TransAkt into Nevada (the "Continuation").

TRANSAKT LTD.
(the "Company")

Special Resolutions of the Stockholders of the Company entitled to vote in person or by proxy at a Special Meeting of the Stockholders of the Company

WHEREAS the Company proposes to transfer out of Alberta under the jurisdiction of the Alberta Business Corporations Act, Part 14, Section 189, and continue into Nevada (the "Continuation") under the jurisdiction of the Nevada Revised Statues Chapter 78;

RESOLVED, as Special Resolutions, that:

  the Plan of Conversion providing for the Continuation of the Company out of Alberta and into Nevada under the Nevada Revised Statutes is hereby approved;
  the Company approve and, upon the Continuation, adopt the Articles of Conversion (the "Articles of Conversion") in the form approved by the directors of the Company, the Articles of Conversion to come into effect upon filing of such Articles of Conversion with the Nevada Secretary of State;
  the Company approve and, upon the Continuation, adopt the bylaws (the "Nevada Bylaws") in the form approved by the directors of the Company, the Nevada Bylaws to come into effect upon filing of the Articles of Conversion and the Bylaws with the Nevada Secretary of State;
  the Company be and hereby is authorized to file the Articles of Conversion with the Nevada Secretary of State as required by the Nevada Revised Statutes to give effect to the proposed transfer of the Company out of Alberta; and be and is further authorized to make such applications to, and filings with, the Alberta Registrar of Companies as required by the Alberta Business Corporations Act for approval of the proposed Continuation of the Company into Nevada;
  simultaneously with the effectiveness of the Continuation, the Company's Alberta Notice of Articles, Articles and Bylaws be cancelled and thereby substituted by the Articles of Conversion and Nevada Bylaws;
  the directors of the Company be hereby authorized, in their discretion, to abandon or amend the application for Continuation of the Company without further approval of the stockholders; and
  the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these special resolutions.

The following special resolutions, if approved a special majority of the holders of the issued shares present and entitled to vote on the issue at the meeting of the company, authorize TransAkt to change its authorized share capital from unlimited shares of common stock without par value to 300,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 preferred shares with a par value of $0.001 for which the directors of our company to fix and determine the designations, rights, preferences or other variations of such class or series within each class of preferred shares of the company and to issue the preferred shares for such consideration as may be fixed by the Board of Directors (the "Change in Authorized Share Capital").

TRANSAKT LTD.
(the "Company")

Special Resolutions of the Stockholders of the Company entitled to vote in person or by proxy at a Special Meeting of the Stockholders of the Company

WHEREAS the Company proposes to change its authorized share capital from unlimited shares of common stock without par value to 300,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 preferred shares with a par value of $0.001 for which the directors of our company to fix and determine the designations, rights, preferences or other variations of such class or series within each class of preferred shares of the company and to issue the preferred shares for such consideration as may be fixed by the Board of Directors;

RESOLVED, as Special Resolutions, that:

  the change in the Company's authorized share capital from unlimited shares of common stock without par value to 300,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 preferred shares with a par value of $0.001 for which the directors of our company to fix and determine the designations, rights, preferences or other variations of such class or series within each class of preferred shares of the company and to issue the preferred shares for such consideration as may be fixed by the Board of Directors be and are hereby approved;
  the directors of the Company be hereby authorized, in their discretion, to abandon the Change in Authorized Share Capital without further approval of the stockholders; and
  the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these special resolutions.

APPENDIX B - Plan of Conversion

PLAN OF CONVERSION
OF

TRANSAKT LTD.
(An Alberta Corporation)

INTO

TRANSAKT LTD.
(A Nevada Corporation)

TransAkt Ltd., an Alberta corporation (the "Constituent Entity"), hereby adopts the following Plan of Conversion:

1. The name of the Constituent Entity is: TransAkt Ltd.

2. The name of the resulting entity (the "Resulting Entity") is: TransAkt Ltd.

3. The jurisdiction of the law that governs the Constituent Entity is the Province of Alberta (Canada). The jurisdiction of the law that will govern the Resulting Entity is the State of Nevada.

4. As soon as is practicable following approval of this Plan of Conversion by the stockholders of the Constituent Entity and all requisite corporate and regulatory action in respect of the Resulting Entity has been taken, the Constituent Entity will cause the conversion of the Constituent Entity into the Resulting Entity (the "Conversion") to be consummated by the filing of the Articles of Conversion in the office of the Nevada Secretary of State in such form as is required by, and signed in accordance with, the applicable provisions of Chapter 92A of the Nevada Revised Statutes and, if required, the execution and filing of the Articles of Conversion with the Registrar of Companies of Alberta. The date of filing the Articles of Conversion with the Nevada Secretary of State will be the effective date of the Conversion (the "Conversion Date").

5. As of the Conversion Date:

(a) The Constituent Entity shall be converted into the Resulting Entity which shall possess all rights, privileges, powers and franchises of a public nature and a private nature and shall be subject to all restrictions, disabilities and duties of the Constituent Entity.

(b) The title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by the Constituent Entity, and all debts due to the Constituent Entity on whatever account, as well as all other things in action or belonging to the Constituent Entity, shall in accordance with the Alberta Business Corporations Act and the Nevada Revised Statutes be vested in the Resulting Entity without reservation or impairment.

(c) The Resulting Entity shall have all of the debts, liabilities and duties of the Constituent Entity, but all rights of creditors accruing and all liens placed upon any property of the Constituent Entity up to the Conversion Date shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall attach to the Resulting Entity and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties.

(d) Any proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding in place of the Constituent Entity.

(e) Any surplus appearing on the books of the Constituent Entity shall be entered as surplus on the books of the Resulting Entity and all such surplus shall thereafter be dealt by the Resulting Entity in any lawful manner.

(f) Once the Conversion is completed, the holders of shares of common stock of the Constituent Entity instead will own one common share with a par value of $0.001 per share of the Resulting Entity for each share of common stock held immediately prior to the Conversion.

(g) The Conversion, if approved, will effect a change in the legal jurisdiction of incorporation of the Constituent Entity as of the effective date thereof, but the Constituent Entity will not, as a result of the change in legal jurisdiction, change its business or operations after the effective date of the Conversion as the Resulting Entity.

(h) James Wu, Cheng Chun-Chih, Dr. Shaiu Tzong-Huei and Tse Ming-Huang will be elected to the board of directors of the Resulting Entity effective as of the Conversion Date. As of the Conversion Date, the election, duties, resignation and removal of the Constituent Entity directors and officers shall be governed by the Nevada Revised Statues, the Articles of Conversion and the Bylaws of the Resulting Entity.

6. The full text of the Articles of Conversion and Bylaws of the Resulting Entity are attached hereto as Schedule A and Schedule B, respectively, and each is incorporated herein by this reference.

7. The Constituent Entity intends that this Plan of Conversion will constitute the complete Plan of Conversion referred to in Section 92A.105 of the Nevada Revised Statutes.

APPENDIX C - Form of Articles of Continuance

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Conversion

(PURSUANT TO NRS 92A.205

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn: ______________________________

c/o: ______________________________

____

____

5. Effective date of conversion (optional) (not to exceed 90 days after the articles are filed pursuant to NRS 92A.240)*:

____

6. Signatures - must be signed by:

1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or all the members if there are no manager; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a.; general partnership governed by NRS chapter 87).

2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

TransAkt Ltd.

Name of *constituent* entity

X ____________________ ____________________ ____________________

Signature **Title** **Date**

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. **This statement must be included within the resulting entity's articles.**

Filing Fee $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form AM Conversion page 1 2007
Revised on: 01/01/07

APPENDIX D - Form of By Laws of TransAKT Ltd., a Nevada corporation

BYLAWS
OF
TRANSAKT LTD.

A Nevada Corporation

Stockholders

Section 1

Annual Meeting. Annual meetings of the stockholders of TRANSAKT LTD. (the “Corporation”), shall be held on the day and at the time as may be set by the Board of Directors of the Corporation (the “Board of Directors”) from time to time, at which annual meeting the stockholders shall elect by vote a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2

Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President or the Secretary by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting.

Section 3

Place of Meetings. All annual meetings of the stockholders shall be held at the registered office of the Corporation or at such other place within or outside the State of Nevada as the Board of Directors shall determine. Special meetings of the stockholders may be held at such time and place within or outside the State of Nevada as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

Section 4

Quorum; Adjourned Meetings. The holders of at least one third (33.3%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 5

Voting. Each stockholder of record of the Corporation holding stock which is entitled to vote at a meeting shall be entitled at each meeting of stockholders to one vote for each share of stock standing in their name on the books of the Corporation. Upon the demand of any stockholder, the vote for members of the Board of Directors and the vote upon any question before the meeting shall be by ballot.

When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect members of the Board of Directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 6

Proxies. At any meeting of the stockholders, any stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No proxy or power of attorney to vote shall be used to vote at a meeting of the stockholders unless it shall have been filed with the secretary of the meeting. All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the inspectors of election who shall be appointed by the Board of Directors, or if not so appointed, then by the presiding officer of the meeting.

Section 7

Action - Without Meeting. Any action which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the Articles of Incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

Directors

Section 1

Management of Corporation. The business of the Corporation shall be managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 2

Number, Tenure, and Qualifications. The number of directors which shall constitute the whole board shall be at least one. The number of directors may from time to time be increased or decreased by resolution of the Board of Directors to not less than one nor more than fifteen. The Board of Directors shall be elected at the annual meeting of the stockholders and except as provided in Section 2 of this Article, each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 3

Vacancies. Vacancies in the Board of Directors including those caused by an increase in the number of directors, may be filled by a majority of the remaining Board of Directors, though not less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders. The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the members of the Board of Directors by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any directors, or if the authorized number of directors be increased, or if the stockholders fail at any annual or special meeting of stockholders at which any director or directors are elected to elect the full authorized number of directors to be voted for at that meeting.

If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board of Directors or the stockholders shall have power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

Section 4

Annual and Regular Meetings. Regular meetings of the Board of Directors shall be held at any place within or outside the State which has been designated from time to time by resolution of the Board of Directors or by written consent of all members of the Board of Directors. In the absence of such designation, regular meetings shall be held at the registered office of the Corporation. Special meetings of the Board of Directors may be held either at a place so designated or at the registered office.

Regular meetings of the Board of Directors may be held without call or notice at such time and at such place as shall from time to time be fixed and determined by the Board of Directors.

Section 5

First Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following the adjournment of the meeting of stockholders and at the place thereof. No notice of such meeting shall be necessary to the Board of Directors in order to legally to constitute the meeting, provided a quorum be present. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 6

Special Meetings. Special meetings of the Board of Directors may be called by the Chairman or the President or by any Vice President or by any two directors.

Written notice of the time and place of special meetings shall be delivered personally to each director, or sent to each director by mail, facsimile transmission, electronic mail or by other form of written communication, charges prepaid, addressed to him at his address as it is shown upon the records or if such address is not readily ascertainable, at the place in which the meetings of the Board of Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least five (5) days prior to the time of the holding of the meeting. In case such notice is hand delivered, faxed or emailed as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Such mailing, faxing, emailing or delivery as above provided shall be due, legal and personal notice to such director.

Section 7

Business of Meetings. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though held at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 8

Quorum, Adjourned Meetings. A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number be required by law or by the Articles of Incorporation. Any action of a majority, although not at a regularly called meeting, and the record thereof, if assented to in writing by all of the other members of the Board of Directors shall be as valid and effective in all respects as if passed by the Board of Directors in regular meeting.

A quorum of the Board of Directors may adjourn any meeting of the Board of Directors to meet again at a stated day and hour-provided, however, that in the absence of a quorum, a majority of the directors present at any meeting of the Board of Directors, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors.

Notice of the time and place of holding an adjourned meeting need not be given to the absent directors if the time and place be fixed at the meeting adjourned.

Section 9

Committees. The Board of Directors may, by resolution adopted by a majority of the Board of Directors, designate one or more committees of the Board of Directors, each committee to consist of at least one or more of the members of the Board of Directors which, to the extent provided in the resolution, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by the Board of Directors. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. At meetings of such committees, a majority of the members or alternate members shall constitute a quorum for the transaction of business, and the act of a majority of the members or alternate members at any meeting at which there is a quorum shall be the act of the committee.

The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors.

Section 10

Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 11

Special Compensation. The directors may be paid their expenses of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

Notices

Section 1

Notice of Meetings. Notices of meetings of stockholders shall be in writing and signed by the President or a Vice President or the Secretary or an Assistant Secretary or by such other person or persons as the Board of Directors shall designate. Such notice shall state the purpose or purposes for which the meeting of stockholders is called and the time and the place, which may be within or without this State, where it is to be held. A copy of such notice shall be delivered personally to, sent by facsimile transmission or electronic mail or shall be mailed, postage prepaid, to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before such meeting. If mailed, it shall be directed to a stockholder at his address as it appears upon the records of the Corporation and upon such mailing of any such notice, the service thereof shall be complete and the time of the notice shall begin to run from the date upon which such notice is deposited in the mail for transmission to such stockholder. Personal delivery of any such notice to any officer of a Corporation or association or to any member of a partnership shall constitute delivery of such notice to such Corporation, association or partnership. In the event of the transfer of stock after delivery of such notice of and prior to the holding of the meeting it shall not be necessary to deliver or mail notice of the meeting to the transferee.

Section 2

Effect of Irregularly Called Meetings. Whenever all parties entitled to vote at any meeting, whether of the Board of Directors or stockholders, consent, either by a writing on the records of the meeting or filed with the Secretary, or by presence at such meeting and oral consent entered on the minutes, or by taking part in the deliberations at such meeting without objection, the doings of such meeting shall be as valid as if they had been approved at a meeting regularly called and noticed, and at such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time, and if any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of said meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting, and such consent or approval of stockholders may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

Section 3

Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes, of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Officers

Section 1

Election. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer, none of whom need be directors of the Corporation. Any person may hold two or more offices. The Board of Directors may appoint a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2

Chairman of the Board. The Chairman of the Board of Directors shall preside at meetings of the stockholders and the Board of Directors, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 3

Vice Chairman of the Board. The Vice Chairman of the Board of Directors shall, in the absence or disability of the Chairman of the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board of Directors and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 4

President. The President shall be the Chief Executive Officer of the Corporation and shall have active management of the business of the Corporation.

Section 5

Vice President. The Vice President shall act under the direction of the President and in the absence or disability of the President shall perform the duties and exercise the powers of the President. The Vice President shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe. The Board of Directors may designate one or more Executive Vice Presidents or may otherwise specify the order of seniority of the Vice Presidents. The duties and powers of the President shall descend to the Vice Presidents in such specified order of seniority.

Section 6

Secretary. The Secretary shall act under the direction of the President. Subject to the direction of the President, the Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record the proceedings. The Secretary shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the President or the Board of Directors.

Section 7

Assistant Secretaries. The Assistant Secretaries shall act under the direction of the President. In order of their seniority, unless otherwise determined by the President or the Board of Directors, they shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.

Section 8

Treasurer. The Treasurer shall act under the direction of the President. Subject to the direction of the President, the Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the President or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer’s office and for the restoration to the Corporation, in case of Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9

Assistant Treasurers. The Assistant Treasurers in the order of their seniority, unless otherwise determined by the President or the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. They shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.

Section 10

Compensation. The salaries and compensation of all officers of the Corporation shall be fixed by the Board of Directors.

Section 11

Removal; Resignation. The officers of the Corporation shall hold office at the pleasure of the Board of Directors. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors.

Capital Stock

Section 1

Certificates. Every stockholder shall be entitled to have a certificate signed by the President or Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation unless the Corporation’s transfer agent allows for the electronic recording of shares. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of the certificate, which the Corporation shall issue to represent such stock.

If a certificate is signed (1) by a transfer agent other than the Corporation or its employees or (2) by a registrar other than the Corporation or its employees, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer before such certificate is issued, such certificate may be issued with the same effect as though the person had not ceased to be such officer. The seal of the Corporation, or a facsimile thereof, may, but need not be, affixed to certificates of stock.

Section 2

Surrendered, Lost or Destroyed Certificates. The Board of Directors may direct a certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 3

Replacement Certificates. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation, if it is satisfied that all provisions of the laws and regulations applicable to the Corporation regarding transfer and ownership of shares have been complied with, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4

Record Date. The Board of Directors may fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such distribution, or to give such consent, and in such case, such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to notice of and to vote at such meeting, or any adjournment thereof, or to receive payment of such distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 5

Registered Owner. The Corporation shall be entitled to recognize the person registered on its books as the owner of shares to be the exclusive owner for all purposes including voting and distribution, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

General Provisions

Section 1

Registered Office. The registered office of this Corporation shall be in the State of Nevada.

The Corporation may also have offices at such other places both within and outside the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 2

Distributions. Distributions upon capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Distributions may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Articles of Incorporation.

Section 3

Reserves. Before payment of any distribution, there may be set aside out of any funds of the Corporation available for distributions such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing distributions or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Section 4

Checks; Notes. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 5

Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6

Corporate Seal. The Corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors. If a corporate seal is adopted, it shall have inscribed thereon the name of the Corporation and the words "Corporate Seal" and "Nevada". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Indemnification

Section 1

Indemnification of Officers and Directors, Employees and Other Persons. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Section 2

Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 3

Further Bylaws. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Amendments

Section 1

Amendments by Board of Directors. The Board of Directors, by a majority vote of the Board of Directors at any meeting may amend these Bylaws, including Bylaws adopted by the stockholders, but the stockholders may from time to time specify particular provisions of the Bylaws, which shall not be amended by the Board of Directors.

Transactions with Stockholders

Section 1

Acquisition of Controlling Interest. The Corporation elects not to be governed by NRS 78.378 through 78.3793, inclusive, of the Nevada Private Corporations Act.

Section 2

Combinations with Interested Stockholders. The Corporation elects not to be governed by NRS 78.411 through 78.444, inclusive, inclusive, of the Nevada Private Corporations Act.

APPROVED AND ADOPTED this _____day of ______________, 2010.

JAMES WU
President and Director

CERTIFICATE

I hereby certify that I am the President, Secretary and Treasurer of TRANSAKT LTD., and that the foregoing Bylaws, constitute the code of Bylaws TRANSAKT LTD., as duly adopted by the Board of Directors of the Corporation on ______________________, 2010.

DATED this _____day of ______________, 2010.

James Wu
President, Secretary and Treasurer

APPENDIX E - Section 191 of the Business Corporations Act (Alberta)

Shareholder’s right to dissent

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b) amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1) amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c) amalgamate with another corporation, otherwise than under section 184 or 187, (d) be continued under the laws of another jurisdiction under section 189, or (e) sell, lease or exchange all or substantially all its property under section 190.

(2) A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a) at or before any meeting of shareholders at which the resolution is to be voted on, or

(b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a) by the corporation, or

(b) by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9) Every offer made under subsection (7) shall

(a) be made on the same terms, and

(b) contain or be accompanied with a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11) A dissenting shareholder

(a) is not required to give security for costs in respect of an application under subsection (6), and

(b) except in special circumstances must not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

(a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f) the service of documents, and

(g) the burden of proof on the parties.

(13) On an application under subsection (6), the Court shall make an order

(a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c) fixing the time within which the corporation must pay that amount to a shareholder, and

(d) fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14) On

(a) the action approved by the resolution from which the shareholder dissents becoming effective,

(b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16) Until one of the events mentioned in subsection (14) occurs,

(a) the shareholder may withdraw the shareholder’s dissent, or

(b) the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

(a) the pronouncement of an order under subsection (13), or

(b) the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b) the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

RSA 2000 cB-9 s191;2005 c40 s7